UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

EXP WORLD HOLDINGS, INC.

______________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

_______________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

April 27, 2022

To the stockholders of eXp World Holdings, Inc.:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of eXp World Holdings, Inc. to be held on Monday, June 20, 2022, at 3: 00 p.m., Eastern Time with a physical location at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819 and a simultaneous virtual meeting, which will be held virtually at https://virtualshareholdermeeting.com/EXPI2022. In order to give stockholders the option of attending the 2022 Annual Meeting online or in-person, we are conducting a “hybrid” meeting. Each holder of common stock as of the close of business on the record date of  April 22, 2022 will be able to vote their shares via the Internet (i) until June 19, 2022 at 11:59 PM ET by logging into www.proxyvote.com and entering the control number included on their proxy card and (ii) during the meeting by logging into https://virtualshareholdermeeting.com/EXPI2022 and entering the control number included on their proxy card.

During the Annual Meeting, stockholders will be asked to elect the entire Board of Directors (the “Board”) and to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2022. We also will be asking stockholders for approval, by an advisory vote, of our 2021 named executive officer compensation as disclosed in the Proxy Statement for the Annual Meeting (a “say-on-pay” vote). All of these matters are important, and we urge you to vote in favor of the election of each of the director nominees, the ratification of the appointment of our independent auditor, and the approval of our 2021 named executive officer compensation.

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at https://expworldholdings.com/investors/sec-filings/.

It is important that you vote your shares of common stock by proxy, regardless of the number of shares you own. You will find the instructions for voting on your proxy card. We appreciate your prompt attention.

The Board invites you to participate in the Annual Meeting so that management can discuss business developments and trends with you. Thank you for your support, and we look forward to joining you at the Annual Meeting.

Sincerely,

/s/ Glenn Sanford
Glenn Sanford
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2022

The Board of Directors (the “Board”) is soliciting proxies for use at the eXp World Holdings, Inc. 2022 Annual Meeting. You are receiving the enclosed proxy statement because you were a holder of common stock as of the close of business on the record date of April 22, 2022, and therefore are entitled to vote at the Annual Meeting.

TIME & DATE:	3:00 p.m., Eastern Time June 20, 2022

RECORD DATE:

You are eligible to vote if you were a stockholder of record as of the close of business on April 22, 2022.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible. Submitting a proxy will not prevent you from attending the Annual Meeting and voting at the meeting.

By Order of the Board of Directors,

/s/ James Bramble

James Bramble

Chief Legal Counsel

PLACE:	In-person and virtually In-person at: Rosen Shingle Creek 9939 Universal Blvd. Orlando, FL 32819 Virtually at: https://virtualshareholdermeeting.com/EXPI2022

PURPOSE:

The purpose of the Annual Meeting is to consider and vote on the following proposals:

1.    Elect seven directors.

2.    Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2022.

3.    Approve our 2021 named executive officer compensation on a non-binding advisory basis (“Say on Pay”).

In addition, any other business properly presented may be acted upon at the meeting.

PROXY VOTING:

Your vote is important. You may vote your shares:

●
over the internet before the Annual Meeting at www.proxyvote.com and entering the control number included on your proxy card.
●
by mailing your completed proxy in advance of the Annual Meeting to:

Vote Processing
c/o Broadridge
51 Mercedes Way,
Edgewood, NY 11717

●
over the internet during the Annual Meeting at https://virtualshareholdermeeting.com/EXPI2022 and entering the control number included on your proxy card.

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at https://expworldholdings.com/investors/sec-filings/.

eXp WORLD HOLDINGS, INC

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

Proxy Statement dated April 27, 2022

2022 Annual Meeting of Stockholders

eXp World Holdings, Inc., a Delaware corporation, is furnishing this Proxy Statement and related proxy materials in connection with the solicitation by its Board of Directors of proxies to be voted at its 2022 Annual Meeting of Stockholders and any adjournments. eXp World Holdings, Inc. is providing these materials to the holders of record of its common stock, $0.00001 par value per share, as of the close of business on the record date of April 22, 2022 and is first making available or mailing the materials on or about April 27, 2022.

The Annual Meeting is scheduled to be held as follows:

Date	June 20, 2022

Time	3:00 p.m., Eastern Time

In-Person	Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819

Virtual	https://virtualshareholdermeeting.com/EXPI2022

Your vote is important.

Please see the detailed information that follows in the Proxy Statement.

2022 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. References in this Proxy Statement to “eXp World Holdings,” “eXp”, the “Company”, and to “we,” “us,” “our” and similar terms, refer to eXp World Holdings, Inc.

Annual Meeting of Stockholders

Time and Date	3:00 p.m., Eastern Time, on June 20, 2022
In-Person Address	Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819
Meeting Virtual Address	https://virtualshareholdermeeting.com/EXPI2022
Record Date	April 22, 2022
Voting	Stockholders will be entitled to one vote for each share of common stock they hold of record as of the record date on each matter submitted for a vote of stockholders at the Annual Meeting.
Shares Entitled to Vote	149,501,511 votes, based on 149,501,511 shares of common stock outstanding as of the record date, which does not include 8,305,335 shares held as treasury stock.

Annual Meeting Agenda

Proposal	Board Recommendation
1. Election of seven directors	FOR each nominee
2. Ratification of appointment of independent auditor for 2022	FOR
3. Approval, by a non-binding, advisory vote, on the 2021 compensation of our named executive officers	FOR

How to Cast Your Vote

You can vote by any of the following methods:

Until 11:59 p.m., ET, on June 19, 2022	At the Annual Meeting on June 20, 2022
Internet: From any web-enabled device: www.proxyvote.com Mail: Completed, signed and returned proxy card	Internet: From any web-enabled device: https://virtualshareholdermeeting.com/EXPI2022

Voting Standards

For Proposal 1, a nominee for director will be elected to the Board by the affirmative vote of a majority of shares voting in the election.  For Proposals 2 and 3, the affirmative vote of a majority of the shares voting on the matter is required to approve the proposal. Proposal 3 is an advisory vote and not binding on us, but the Board will consider the outcome of the vote on that proposal when considering future named executive officer compensation decisions.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions are not counted as votes cast on any proposal considered at the Annual Meeting and, therefore, will have no effect on the proposals regarding the election of directors in Proposal 1, the ratification of the appointment of our independent registered public accounting firm for 2022 in Proposal 2, or the advisory vote on the compensation of our named executive officers in Proposal 3. Broker non-votes occur when a person holding shares in “street name,” such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf. Broker non-votes are not counted as votes cast or entitled to be cast on any proposal considered at the Annual Meeting and, therefore, will have no effect on the proposals regarding the election of directors in Proposal 1, or the advisory vote on the compensation of our named executive officers in Proposal 3. We expect no broker non-votes on the ratification of the appointment of our independent registered public accounting firm for 2022 in Proposal 2.

Attending the Annual Meeting and Directions to the Annual Meeting

The Annual Meeting of Stockholders of eXp World Holdings, Inc. will be held on Monday, June 20, 2022, at 3:00 p.m., Eastern Time. Our Board has decided to offer the opportunity for stockholders to participate in the annual meeting virtually, at https://virtualshareholdermeeting.com/EXPI2022, in addition to hosting a physical meeting at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819. This year, you have the option of attending the annual meeting in person or virtually. Only stockholders as of the record date on April 22, 2022 are entitled to notice of and to vote at the Annual Meeting. You will be able to vote your shares electronically if you attend the annual meeting in person or virtually.

For those planning to attend the annual meeting in person, you can find directions to, and supplemental information about, the Annual Meeting at https://expshareholdersummit.com. The use of cameras, recording devices, and other recording means are prohibited at the meeting. For those planning to attend the virtual meeting, please refer to the instructions below in order to access the virtual shareholder meeting.

If you were a shareholder as of April 22, 2022, the record date for our annual meeting, you may access and participate in the virtual meeting by visiting https://virtualshareholdermeeting.com/EXPI2022 and entering the control number found on your proxy card, voter instruction form, or notice.

Questions and Answers about the Annual Meeting

Q:	When and where will the Annual Meeting be held?
A:

This year the Annual Meeting of Stockholders of eXp World Holdings, Inc., which we refer to as the “Annual Meeting,” will be held in-person at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819 and virtually at https://virtualshareholdermeeting.com/EXPI2022, beginning at 3:00 p.m., Eastern Time, on June 20, 2022.  We encourage you to arrive at the Annual Meeting or access the Annual Meeting virtually prior to the start time.

Q:	Who may join the Annual Meeting?
A:

In-person attendance and participation in the Annual Meeting will be available to the general public, but attending virtually, including voting shares and submitting questions, will be limited to stockholders, stockholder representatives, and proxy holders. We encourage virtual attendees to allow ample time to log in to the meeting virtually and test your computer audio system.

You may submit questions and comments before the Annual Meeting on the virtual site at https://expshareholdersummit.com.  During the eXp Shareholder Summit, we will take some time to answer stockholder questions. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Q:	What materials have been prepared for stockholders in connection with the Annual Meeting?
A:

We are furnishing you and other stockholders of record with this Proxy Statement for the 2022 Annual Meeting, which includes a letter from our Chief Executive Officer to stockholders, a Notice of 2022 Annual Meeting of Stockholders, a proxy card for the Annual Meeting and, if you received printed copies of the proxy materials, a pre-addressed envelope to be used to return the completed proxy card, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

These materials were first made available on the Internet on or about April 27, 2022.

Q:	What is a proxy?
A:

The term “proxy,” when used with respect to stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without being physically present at the Annual Meeting.

Because it is important that as many stockholders as possible be represented at the Annual Meeting, the Board is asking that you review this Proxy Statement carefully and then vote by following the instructions set forth on the proxy card. In voting prior to the Annual Meeting, you will deliver your proxy to Glenn Sanford and Jeff Whiteside, which means you will authorize Messrs. Sanford and Whiteside to vote your shares at the Annual Meeting in the way you instruct. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.

Q:	What matters will the stockholders vote on at the Annual Meeting?
A:

Proposal 1 - The election of the Board’s seven nominees for director: Dan Cahir, Darren Jacklin, Eugene Frederick, Monica Weakley, Glenn Sanford, Jason Gesing, and Randall Miles, each to serve until the next annual meeting or, in each case, until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Proposal 2 – To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2022.

Proposal 3 – To conduct an advisory vote on our 2021 named executive officer compensation as disclosed in this Proxy Statement.

Q:	Who can vote at the Annual Meeting?
A:

Stockholders of record of common stock as of the close of business on April 22, 2022, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were outstanding a total of 149,501,511 shares of common stock, each of which will be entitled to one vote on each proposal. As a result, up to a total of 149,501,511 votes can be cast on each proposal. The shares outstanding do not include shares held as treasury stock which are not entitled to vote at the Annual Meeting.

Q:	What is a stockholder of record?
A:

A stockholder of record is a stockholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, Broadridge. As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

Q:	What does it mean for a broker or other nominee to hold shares in “street name”?
A:

If you beneficially own shares held in an account with a broker, bank or other nominee, that nominee is the stockholder of record and is considered to hold those shares in “street name.” A nominee that holds your beneficially owned shares in street name will vote in accordance with the instructions you provide. If you do not provide the nominee with specific voting instructions with respect to a proposal, the nominee’s authority to vote your shares will, under applicable rules, depend upon whether the proposal is considered a “routine” or a non-routine matter.

●	The nominee generally may vote your beneficially owned shares on routine items for which you have not provided voting instructions to the nominee. The ratification of the appointment of our independent auditor for 2022 (Proposal 2) is considered a routine matter under applicable rules.
●	The nominee generally may not vote on non-routine matters, including Proposal 1, and Proposal 3. Instead, it will inform the inspector of election that it does not have the authority to vote on those matters. This is referred to as a “broker non-vote.”

For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any of the three proposals to be acted upon by the stockholders, including abstentions or proxies containing broker non-votes.

Q:	How do I vote my shares if I do not attend the Annual Meeting?
A:	If you are a stockholder of record, you may vote prior to the Annual Meeting as follows:
● Via the Internet:

You may vote via the Internet by going to www.proxyvote.com, in accordance with the voting instructions on the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on June 19, 2022. You will be given the opportunity to confirm that your instructions have been recorded properly.

● By Mail:	You may vote by returning the completed and signed proxy card in a postage-paid return envelope that was provided with the proxy card, if you request a copy by mail.

If you hold shares in street name, meaning that you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that nominee rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

Q:	Can I vote at the Annual Meeting?
A:

If you are a stockholder of record, you may vote at the Annual Meeting, whether or not you previously voted, by visiting https://virtualshareholdermeeting.com/EXPI2022 during the Annual Meeting and entering the 16-digit control number included on your proxy card.

Q:	May I change my vote or revoke my proxy?
A:	If you are a stockholder of record and previously delivered a proxy, you may subsequently change or revoke your proxy at any time before it is exercised by:
●	voting before the Annual Meeting at www.proxyvote.com;
●	voting during the Annual Meeting at https://virtualshareholdermeeting.com/EXPI2022; or
●	submitting a completed and signed proxy card, with a later date, before voting at the Annual Meeting is completed.

If you are a beneficial owner of shares held in street name, you should contact your bank, broker or other nominee for instructions as to whether, and how, you can change or revoke your proxy.

Q:	What happens if I do not give specific voting instructions?
A:

If you are a stockholder of record and you return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board on all three proposals presented in this Proxy Statement and as they may determine in their discretion on any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank or other nominee that is the stockholder of record of your shares, the nominee generally may vote on routine, but not non-routine, matters. The ratification of the appointment of our independent auditor for 2022 (Proposal 2) is considered a routine matter. If the nominee does not receive instructions from you on how to vote your shares on Proposal 2, your broker is entitled (but not required) to vote your shares on that matter. The election of directors (Proposal 1), and approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (Proposal 3) are considered non-routine matters under applicable rules, and your broker is not entitled to vote your shares on these proposals without your instructions. See “Q. What does it mean for a broker or other nominee to hold shares in ‘street name’?” above.

Q:	Who is paying for this proxy solicitation?
A:

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q:	What if other matters are presented at the Annual Meeting?
A:

If a stockholder of record provides a proxy by voting in any manner described in this Proxy Statement, the proxy holders will have the discretion to vote on any matters, other than the three proposals presented in this Proxy Statement, that are properly presented for consideration at the Annual Meeting. We do not know of any other matters to be presented for consideration at the Annual Meeting.

Q:	What happens if the Annual Meeting is postponed or adjourned?

A:

If we have to adjourn or postpone the Annual Meeting to a later date, we will provide notice of the date and time of such adjourned meeting at https://expshareholdersummit.com and on a Current Report on Form 8-K that we will file with the SEC. Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted. Any adjournment of the Annual Meeting can be accessed at the same website listed above and you may vote at any postponement or adjournment using your same 16-digit control number.

Q:	Where can I find the voting results of the Annual Meeting?
A:

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Current Report on Form 8-K to be filed with the SEC.

Vote Required for Election or Approval

Introduction

eXp World Holdings Inc.’s only voting securities are the outstanding shares of common stock. As of the record date, April 22, 2022, there were 157,806,846 shares of common stock outstanding, of which 149,501,511 shares will be entitled to one vote on each proposal. As a result, up to a total of 149,501,511 shares of common stock will be entitled to one vote on each proposal. The shares outstanding do not include shares held as treasury stock which are not entitled to vote at the Annual Meeting.

Only stockholders of record as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any matter to be acted upon by the stockholders, as well as abstentions or any proxies containing broker non-votes.

Proposal 1 - Election of Directors

Each director will be elected by the affirmative vote of a majority of shares that are voting in the election. Abstentions and broker non-votes will not have any effect on the outcome of the election of directors because they are not counted as voting in the election.

Proposal 2 - Ratification of Appointment of Independent Auditor for 2022

The ratification of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2022 must be approved by affirmative votes constituting a majority of the shares that are voting on the matter. Abstentions will not have any effect on the outcome of the election of directors because they are not counted as voting in the election. Because this proposal is considered a routine matter, discretionary votes by brokers will be counted and we do not expect any broker non-votes.

Proposal 3 - Approval of 2021 Executive Compensation on an Advisory Basis

The advisory “say-on-pay” vote to approve the compensation to our named executive officers in 2021 as disclosed in this Proxy Statement must be approved by affirmative votes constituting a majority of the shares that are voting on the matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal, because they are not counted as voting.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect the entire Board of Directors to serve for the ensuing year and until their successors are elected and qualified. The Board has designated as nominees for election the seven persons named below, each of whom currently serves as a director.

Shares of common stock that are voted as recommended by the Board will be voted in favor of the election as directors of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares represented by a duly completed proxy may be voted in favor of such other person as may be determined by the proxy holders.

The Board, based on the recommendation of the Corporate Governance Committee, has proposed that the following seven nominees be elected at the Annual Meeting, each of whom will hold office until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The authorized number of directors of the Company is currently set at eleven.

			Date First Elected
Name	Position	Age	or Appointed
Glenn Sanford	Chairman, Chief Executive Officer, and Director	55	March 12, 2013
Darren Jacklin	Director	49	May 22, 2014
Jason Gesing	Chief Executive Officer, eXp Realty, and Director	48	September 27, 2014
Eugene Frederick	Director	66	April 7, 2016
Randall Miles	Director	66	July 20, 2016
Dan Cahir	Director	39	November 29, 2018
Monica Weakley	Director	53	N/A

Glenn Sanford, our Chairman, Chief Executive Officer, and Director beneficially owned approximately 29.50% of our outstanding common stock as of March 31, 2022. Penny Sanford, one of our stockholders, beneficially owned approximately 18.46% of our outstanding common stock as of March 31, 2022. Jason Gesing, the Chief Executive Officer of eXp Realty, LLC, the Company’s main operating division which is a cloud-based international residential real estate brokerage (“eXp Realty”), and one of our Directors beneficially owned 1.65% of our outstanding common stock as of March 31, 2022. Eugene Frederick, one of our Directors, beneficially owned 3.50% of our outstanding common stock as of March 31, 2022. In March 2021, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick filed a Schedule 13D/A with the U.S. Securities and Exchange Commission (the “SEC”) indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. Accordingly, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick collectively own a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholders. Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick are expected to vote for each director nominee.

Director Nominees’ Biographical and Related Information

Glenn Sanford has served as our Chief Executive Officer and Director since March 13, 2013. Since 2002, Mr. Sanford has been actively involved in the residential real estate space. In early 2007, Mr. Sanford launched BuyerTours Realty, LLC and grew the Company to three offices and into two states. After the decline in the real estate market in 2008, Mr. Sanford and his executive team rewrote the entire business model to reduce costs and provide consumers with more information and access. In October 2009, Glenn Sanford founded and launched eXp Realty, LLC as the first truly cloud-based national real estate brokerage which meant giving up the traditional brick and mortar environment and moving to a fully-immersive 3D virtual office environment where agents, brokers and staff collaborate across borders while learning and transacting business from anywhere in the world. Since that time, eXp Realty has quickly grown throughout the United States, most of the Canadian provinces, the United Kingdom (U.K.), Australia, South Africa, India, Mexico, Portugal, France, Puerto Rico, Brazil, Italy, Hong Kong, Colombia, Spain, Israel, Panama, Germany, Greece, and Dominican Republic.

Prior to BuyerTours Realty, Mr. Sanford ran a large mega-agent team and consulted to Keller Williams International as a member of the Agent Technology Council in the areas of online client acquisition, client conversion and technology. Mr. Sanford was also a significant contributor to Keller Williams Internet Lead Generation Masterminds. Prior to real estate, Mr. Sanford was active at the executive level with a number of technology-related companies. In 1998, Mr. Sanford founded and served as President for eShippers.com, an online e-commerce and logistics company.

The Board believes that Mr. Sanford is qualified to serve on our Board of Directors because of his business and management experience.

Darren Jacklin has served as an independent director of the Company since May 22, 2014. For over 25 years, Mr. Jacklin has worked as a global corporate trainer and has traveled four continents and over 48 countries mentoring entrepreneurs and business owners on specific and measurable strategies designed to increase their income, transform their obstacles into cash flow and turn their passion into profits. Since January 2017, Mr. Jacklin has also served as the Managing Director of Grandeur Capital Corp., Darren Jacklin Group of Companies which has residential and commercial real estate and business holdings across North America. In 2019, Mr. Jacklin also co-founded LY2NK Foundation, a family foundation for global philanthropy.

His ability to identify potential investment and growth opportunities has been recognized by Tiger 21, The Wall Street Journal, Yahoo Finance, NBC TV, CBS TV, Global TV international radio stations, magazines and newspapers, movie producers, best-selling authors, CEO’s and business experts worldwide.

Darren Jacklin currently sits on paid international boards of directors of OrbVest Ltd. and ReachOut IT. Mr. Jacklin has consulted with over 157 Fortune 500 companies such as Microsoft, AT&T, Black & Decker, Barclays Bank, as well as high school, college, university students and professional athletes and has connected with people in more than 130 countries.

We believe Mr. Jacklin is qualified to serve on our Board of Directors because of his business experience and venture capital background.

Jason Gesing joined the Company in March 2010 and was appointed Chief Business Development Officer in September 2012, a position he held until June 2014. From June 2014 through September 2016, Mr. Gesing served as the Corporation’s President. From September 2016 through August 2018, Mr. Gesing served as Chief Executive Officer of our Real Estate Brokerage Division. Mr. Gesing reassumed the role of Chief Executive Officer of our Real Estate Brokerage Division in October 2019 and currently serves in that role. With over 15 years of experience in real estate in various capacities, Mr. Gesing holds a broker’s license in Massachusetts.

Mr. Gesing was an attorney with Murphy, Hesse, Toomey & Lehane, LLP in Boston, MA from 2002 to 2010. In his capacity as a lawyer, he obtained a broad base of experience in corporate, municipal, real estate, compliance, health care, construction, litigation, and administrative law, and advising clients on day to day issues and managing crises. He has acted in a variety of roles and undertaken a variety of matters including: corporate counsel; municipal counsel; hospital counsel; leasing, licensing and contract negotiation; governance and compliance; appearances before administrative hearing officers and state judges; defense of management in unfair labor practice charges; collective bargaining; internal investigations; and, owner representative in construction matters.

Mr. Gesing obtained a Bachelor of Arts (Magna Cum Laude) in 1996 from Syracuse University, and a Juris Doctor in 2002 from Boston College Law School. He is licensed to practice law in Massachusetts and New Hampshire.

The Board believes that Mr. Gesing is qualified to serve on our Board of Directors because of his business and legal experience.

Eugene Frederick has served as a director of the Company since April 2016 and joined the Company as an agent in April 2015. For over a decade prior to joining the Company, Mr. Frederick served in various management capacities at Keller Williams Realty. Mr. Frederick spent much of this time recruiting other top-producing real estate agents in the states of Virginia and Texas. Prior to joining the Keller Williams management team in the mid-nineties, Mr. Frederick was one of the top-producing real estate agents in the State of Texas beginning in the late eighties. Earlier in his career, in the mid-eighties, Mr. Frederick served as Controller for Texas Instruments before leaving the corporate world for real estate.

The Board believes that Mr. Frederick is qualified to serve on our Board of Directors because of his extensive experience in residential real estate and his leadership ability, particularly in managing growth.

Randall Miles has served as an independent director of the Company since July 2016 and was appointed Vice-Chairman on January 20, 2018. For over 25 years Mr. Miles has held senior leadership positions in global financial services, financial technology and investment banking companies. His extensive investment banking background at bulge bracket, regional and boutique firms advising financial services companies on strategic and capital structure needs has crossed many disciplines. Mr. Miles’ transactional and advisory experience is complemented by leadership roles at public and private equity backed financial technology, specialty finance and software companies that have included Chairman and CEO at LIONMTS where he was nominated for the Ernst & Young Entrepreneur of the Year award, CEO at Syngence Corporation, COO of AtlasBanc Holdings Corp. and CEO of Advantage Funding / NAFCO Holdings.

Mr. Miles is Managing Partner at SCM Capital Group, a global strategic and capital structure advisory firm, where he has served since in 2003. Mr. Miles also serves as head of investment banking for Tigress Financial Partners LLC. Previously, he served as a Managing Director at Riparian Partners, a division of Oppenheimer & Co., Inc. as Senior Managing Director, Head of FIG and COO, Investment Banking at Cantor Fitzgerald & Co. Mr. Miles has held senior leadership roles at Oppenheimer& Co., D.A. Davidson and & Co., The First Boston Corporation (Credit Suisse) Meridian Capital and Greenwich Capital Markets. Mr. Miles has broad public, private and nonprofit board experience and has been active for many years in leadership roles with the Make-A-Wish Foundation. He presently serves on the boards of RESAAS Services Inc., Kuity, Corp., Posiba, Inc., Arthur H. Thomas Company as Director, Vice Chairman, Chairman, and Vice Chairman respectively.

Mr. Miles holds a BBA from the University of Washington and holds FINRA licenses Series 7, 24, 63 and 79.

The Board believes that Mr. Miles is well qualified to serve on the Company’s Board of Directors because of his extensive background in investment banking and financial services.

Dan Cahir has served as an independent director of the Company since November 29, 2018. Mr. Cahir has more than 10 years of experience managing public and private equity investments across a variety of industries. Currently, Mr. Cahir serves as the Chief Executive Officer and Chief Investment Officer of Sapling Capital, LLC, positions he has held at Sapling Capital, LLC and its related entities since June 2018. Currently, Mr. Cahir serves as director of Exit Plan Capital, LLC.

From June 2013 to June 2018, Mr. Cahir served as a portfolio manager at Long Light Capital, managing a public equity portfolio and evaluating venture capital and private equity investments and allocations to external fund managers. From September 2011 to April 2013, Mr. Cahir was a member of the investment team at Ziff Brothers Investments, a private investment firm. From August 2007 to September 2009, Mr. Cahir was a member of the investment team at Madrone Capital Partners where he led the analysis on venture capital, private equity and public equity investments.

Mr. Cahir began his career in September 2005 with Bain & Co., where he advised Fortune 500 and private equity clients on M&A, growth and efficiency initiatives until June 2007.

Mr. Cahir completed his studies and earned his Bachelor of Arts Degree in Economics in 2005, graduating with the summa cum laude distinction from Claremont McKenna College and completed his studies and earned a Master of Business Administration from Harvard Business School in 2011.

The Board believes that Mr. Cahir is qualified to serve on our Board of Directors because of his extensive experience in managing equity portfolios and well as advising Fortune 500 clients on M&A, growth and cost-cutting strategies.

Monica Weakley joined the Company as an agent in July 2017. Ms. Weakley has more than 18 years of experience in the real estate industry, including being a team leader. Ms. Weakley has also been coaching and training agents since 2007 and founded her own real estate referral service company, GhostPostr, in 2019. In 2021, Ms. Weakley joined the Company’s Agent Advisory Council which represents the interests of agents to the Board and other Company leadership.

Ms. Weakley completed her studies and earned her Bachelors of Science in Speech/Communications from Denson University in 1990.

The Board believes that Ms. Weakley is qualified to serve on our Board of Directors because of her experience in residential real estate and her leadership ability.

Board Diversity

While neither the Board nor the Corporate Governance Committee has a formal written policy regarding director diversity, each of the Board and the Corporate Governance Committee considers the diversity of backgrounds and experience of nominees when electing director nominees and in evaluating Board composition. We believe the Board represents a body of qualified individuals with diverse thoughts, perspectives, experience and backgrounds.

Board Diversity Matrix (as of April 27, 2022)
Board Size:
Total Number of Directors	7
	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	1	6	0	0
Number of Directors who Identify in any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian (other than South Asian)	0	0	0	0
South Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1	0	0	0
Did not Disclose	0	0	0	0

Stockholder Communications to the Board

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:

c/o Corporate Secretary

eXp WORLD HOLDINGS, INC.

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Corporate Secretary will initially receive and process communications before forwarding them to the addressee. All communications from stockholders will be promptly forwarded to the addressee(s).

Recommendation

THE BOARD OR DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Corporate Governance

Board of Directors Overview

Under our Bylaws and the Delaware General Corporation Law, our business and affairs are managed by or under the direction of the Board of Directors, which selectively delegates responsibilities to its standing committees. The Board is responsible for the control and direction of the Company. The Board represents the stockholders and its primary purpose is to build long-term stockholder value. Our Chairman of the Board is our Chief Executive Officer, Glenn Sanford. The Board believes that this leadership structure is appropriate given Mr. Sanford’s role in founding eXp World Holdings, Inc. and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of stockholders.

The Board maintains an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and an Equity Committee. The Board has adopted charters for the Audit Committee, Compensation Committee, and Corporate Governance Committee, and those charters are to be reviewed annually by the committees and the Board. The charter of each of those committees is available on our website at https://expworldholdings.com/investors/governance/. The committees have the functions and responsibilities described in the sections below.

Controlled Company

Under the rules of the Nasdaq Stock Market, a company is a “controlled company” if more than 50% of the combined voting power for the election of directors is held by an individual, group or another company. Glenn Sanford, our Chairman, Chief Executive Officer, and Director beneficially owned approximately 29.50% of our outstanding common stock as of March 31, 2022. Penny Sanford, one of our stockholders, beneficially owned approximately 18.46% of our outstanding common stock as of March 31, 2022. Jason Gesing, the Chief Executive Officer of eXp Realty, and one of our Directors beneficially owned 1.65% of our outstanding common stock as of March 31, 2022. Eugene Frederick, one of our Directors, beneficially owned 3.50% of our outstanding common stock as of March 31, 2022.

In March 2021, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick filed a Schedule 13D/A with the SEC indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. Accordingly, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick collectively own a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholders. As a result of this concentration, we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Accordingly, we currently avail ourselves of the “controlled company” exception available under the Nasdaq rules which exempts us from certain corporate governance requirements, including the requirements that we have a majority of independent directors on our Board, that compensation of the executive officers be determined, or recommended to the Board for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the Board’s selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors. These exemptions do not modify the independence requirements for our Audit Committee. Presently, we utilize these “controlled company” exemptions to the corporate governance requirements of Nasdaq, and as a result, our governance and compensation committees do not consist entirely of independent directors. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Director Independence

Our Board annually reviews the independence of all non-employee directors. Our Board has determined, after considering all the relevant facts and circumstances, including information requested from and provided by each director concerning his or her background, employment and affiliation, including family relationships, that Mr. Miles, Mr. Jacklin and Mr. Cahir are independent directors, as defined by the listing standards of Nasdaq and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. There are no family relationships among any of our directors and director nominees or executive officers.

Board Meetings and Committees

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances are required. There was a total of twelve Board meetings during fiscal year ending 2021. All incumbent directors attended at least 75% of the aggregate number of the meetings of the Board and committees on which they served occurring during this period. Each then-current member of the Board attended the 2022 annual meeting of the stockholders. Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. As discussed below, the Board has one ad hoc committee, the Equity Committee, which is designated and overseen by the Board. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information. The members of our Audit Committee consist entirely of independent directors.

		Audit	Compensation	Governance	Equity
Director	Independent	Committee	Committee	Committee	Committee
Glenn Sanford			Chair		X
Darren Jacklin	X	X		X
Jason Gesing				Chair
Eugene Frederick
Randall Miles	X	Chair	X	X
Dan Cahir	X	X	X
Felicia Gentry*

*Ms. Gentry’s term expires upon the election of her successor, Monica Weakley, whose election will be voted on at the Annual Meeting. Ms. Weakley would not be an independent board member, since she provides services to the Company in her capacity as an agent, and it is not contemplated that Ms. Weakley would be a member of any Board committees.

The functions performed by these Committees, which are set forth in more detail in their charters, (as applicable), and the meeting information for each committee for the last fiscal year are summarized below.

Board Oversight of Risk

The Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable the Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The Board is responsible for monitoring and assessing strategic risk exposure, while the audit committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee, Corporate Governance Committee, Compensation Committee and Equity Committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Our Company is a leader in the industry due in large part to our cloud-based brokerage model. Our business, and particularly our cloud-based platform, is reliant on the uninterrupted functioning of our information technology systems. The secure processing, maintenance, and transmission of information are critical to our operations, especially the processing and closing of real estate transactions. The Board, with consultation from Mr. John Tobison, in his capacity as Chief Information Officer through March 2022, and Mr. Ansari, in his capacity as Chief Information Officer since March

2022, oversaw the employment of measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems).

The Audit Committee

The purposes of the Audit Committee include reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm, monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, reviewing the adequacy and effectiveness of our internal control policies and procedures, and discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results.

The Audit Committee currently consists of Mr. Cahir, Mr. Jacklin, and Mr. Miles, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Our Board of Directors has determined that Mr. Miles qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Miles also serves as the Chair of the Audit Committee. There were a total of five  Audit Committee meetings during fiscal year ending 2021.

The Compensation Committee

The purpose of the Compensation Committee includes overseeing our compensation policies, plans, and benefit programs, overseeing our submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, reviewing and approving for our executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, and any other benefits, compensation, or arrangements, and administering our equity compensation plans.

The Compensation Committee currently consists of Mr. Cahir, Mr. Miles, and Mr. Sanford. Messrs. Cahir and Miles are independent directors of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Sanford serves as the Chair of the Compensation Committee. There were a total of four Compensation Committee meetings during fiscal year ending 2021.

The Corporate Governance Committee

The purposes of the Corporate Governance Committee include overseeing and evaluating the Board’s performance and the Company’s compliance with corporate governance regulations, guidelines and principles and selecting, or recommending to our Board of Directors for selection, individuals to stand for election as directors. Our Governance Committee serves the function of a nominating committee of the Board.

The Corporate Governance Committee currently consists of Messrs. Gesing, Jacklin and Miles. Messrs. Jacklin and Miles are independent director of our company under Nasdaq listing standards, as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Gesing serves as the Chair of the Corporate Governance Committee. There were a total of four Corporate Governance Committee meetings during fiscal year ending 2021.

The Equity Committee

The Equity Committee, designated by the Board, has authority to make grants of equity of the Company’s common stock under the Company’s 2013 and 2015 Equity Incentive Plans, within guidelines provided by the Board, to individuals who qualify. The Equity Committee currently consists of Mr. Sanford, in his capacity as a member of the Board. The Equity Committee reports to the Board periodically and upon request.

Director Nominations

In making its selection of director candidates, the Corporate Governance Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. The Corporate Governance Committee identifies and evaluates nominees for our Board based on these and other factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, expertise in areas relevant to the strategy and operations of our company, diversity, and the extent to which the nominee would fill a present need on our Board. The activities and associations of candidates are also reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board. The Corporate Governance Committee does not have a written policy on the consideration of director candidates recommended by stockholders, as it is the view of the Board that all candidates, whether recommended by a stockholder or the Corporate Governance Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees. The Corporate Governance Committee and the Board have deemed it to be in the best interests of the Company and our stockholders to reserve one position on the Board to be filled by an agent of the Company so that our agents’ needs, ideas and concerns are represented on the Board. During 2021, Ms. Felicia Gentry filled this dedicated position. The Corporate Governance Committee and Board are proposing that Monica Weakley be elected as a member of the Board to fill that dedicated position pursuant to this Proxy Statement.

Code of Ethics

The Company adopted a Code of Ethics that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and employees. The Company has made the Code of Ethics available on its website at https://expworldholdings.com/wp-content/uploads/2021/02/Code_of_Business_Conduct_and_Ethic.pdf.

Compensation Committee Interlocks and Insider Participation

Currently, the members of our Compensation Committee are Messrs. Sanford, Miles and Cahir. Neither Mr. Miles nor Mr. Cahir currently serve, or in the past year has served, as an officer or employee of the Company. Mr. Sanford currently serves, and during the past year served, as the Company’s Chief Executive Officer and employee of the Company. None of our NEOs, except for Messrs. Sanford and Gesing, currently serves, or in the past year has served, as a member of the Board, and none of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Non-Employee Director Compensation

Our director compensation program is intended to enhance our ability to attract, retain and motivate non-employee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of the common stock. The Board of Directors reviews director compensation at least annually. The Corporate Governance Committee has the sole authority to engage a consulting firm to evaluate director compensation.

For the year ended December 31, 2021, Mr. Jacklin’s cash compensation was $200,011. For the year ended December 31, 2021, Mr. Frederick received $33,666 in stock awards for his directorship activities, but did not receive any cash payments for his directorship activities. Mr. Frederick has elected to receive compensation for his directorship activities in the form of stock awards. Additionally, Mr. Frederick received compensation in his role as an agent of the Company and not in connection with his directorship activities. For the year ended December 31, 2021, Mr. Frederick received cash payments of $5,823,645 under our revenue share program and stock awards valued at $8,770 under our agent growth incentive program in connection with his role as an agent of the Company. For the year ended December 31, 2021, Mr. Miles’ cash compensation was $275,000 and he was issued a stock option having a value of $100,014 on July 31, 2021, which vests monthly over three years, for directorship activities. For the year ended December 31, 2021, Mr.

Cahir’s cash compensation was $200,012 for directorship activities and he was issued a stock option having a value of $100,015 on July 31, 2021, which vests monthly over three years, for directorship activities. For the year ended December 31, 2021, Ms. Gentry’s cash compensation was $25,000 for directorship activities. Additionally, Ms. Gentry received compensation in her role as an agent of the Company and not in connection with her directorship activities. For the year ended December 31, 2021, Ms. Gentry received cash payments of $7,082 under our revenue share program, stock awards valued at $1,460 under our agent growth incentive program, and commission equal to $7,566 in connection with her role as an agent of the Company.  In addition, Ms. Gentry began receiving compensation in the capacity as a consultant to the Company pursuant to a consultant agreement entered into in March 2020 between Ms. Gentry and the Company, whereby Ms. Gentry provides certain diversity and inclusion services to the Company. For the year ended December 31, 2021, Ms. Gentry received cash payments of $80,004 in connection with her role as a consultant of the Company. Information about compensation earned by Ms. Gentry in her capacity as a consultant of the Company was inadvertently omitted from the Director Compensation Table included in the Company’s DEF14A with respect to the fiscal year ended December 31, 2020, filed on April 7, 2021, during which fiscal year she received $66,670 in cash payments for her consulting services. The dollar amounts described above and shown below represent the aggregate grant date fair value of stock awards and stock options granted, with the fair value determined at the date of grant in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date, vesting is contingent on continued service, and stock awards are granted fully vested. The number of shares of common stock to be issued is determined by the closing price of the last trading day of the month. Directors are reimbursed for reasonable out-of-pocket expenses incurred in the performance of duties as a Board member.

On July 31, 2020, the Board adopted a formal policy pursuant to which our non-employee directors are eligible to receive certain cash retainers and equity awards in lieu of any individual compensatory arrangements. The Board adopted this policy to provide for better transparency and parity of compensation among directors. In determining the formal policy, the Board considered director compensation paid by peer companies and the incentives necessary to retain highly-talented and valued directors. Pursuant to that policy, independent directors are eligible to receive up to $200,000 annually, paid monthly. Independent directors that assume leadership roles are eligible to receive additional cash compensation equal to $25,000 annual cash compensation for the Vice Chairman, paid monthly; $50,000 annual cash compensation for the Audit Committee Chairman, paid monthly; $25,000 annual cash compensation for the Compensation Committee Chairman, paid monthly; and $25,000 annual cash compensation for the Governance Committee Chairman, paid monthly. When an independent director is first elected to the Board, he or she will be eligible to receive a stock option having a value of up to $300,000 per year using the Black Scholes valuation methodology, which will vest periodically over three years, subject to continued service. Additionally, each independent director is eligible to receive additional annual stock options beginning upon the commencement of his or her fourth year of directorship and each year thereafter, with each annual grant having a value of up to $100,000 per year using the Black Scholes valuation methodology and which will vest monthly over a period of three years, subject to continued service. Independent director option grants will be administered under and be subject to the Company’s 2015 Equity Incentive Plan or a successor plan. The revenue sharing arrangement is described below. Mr. Sanford does not receive any compensation for his service as a member of the Board. Separately, Ms. Gentry receives $2,000 in cash compensation each month for her directorship activities, which is customary for the rotating agent Board position.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director during fiscal year 2021 who served on our Board during the fiscal year 2021:

	Fees Earned or
Name	Paid in Cash (1)		Option Awards (2)	Stock Awards (3)		All Other Compensation		Total
Darren Jacklin(4)	$200,011		$-0-	$-0-		$-0-		$200,011
Eugene Frederick	$-0-		$-0-	$33,666	(5)	$5,823,645	(6)	$5,857,311
Randall Miles (7)	$275,000	(8)	$100,014	$-0-		$-0-		$375,014
Dan Cahir (9)	$200,012		$100,015	$-0-		$-0-		$300,027
Felicia Gentry(10)	$25,000		$-0-	$1,460		$94,652	(11)	$121,112

(1)	The dollar amounts shown represent all director fees paid in 2021 (including fees which may have been earned in December 2020, but paid in 2021).

(2)	The dollar amounts shown represent the aggregate grant date fair value of stock options granted in 2021, determined at the date of grant in accordance with FASB ASC Topic 718. Stock amounts have been adjusted for the impact of the two-for-one stock split in the form of a stock dividend paid on February 12, 2021 (the “Stock Split”).
(3)	The dollar amounts shown represent the grant date fair value of stock awards granted in 2021, with the fair valued determined at the date of grant in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date. Stock amounts have been adjusted for the impact of the Stock Split.
(4)	As of December 31, 2021, Mr. Jacklin had 11,482 unexercised option awards. Stock amounts have been adjusted for the impact of the Stock Split.
(5)	Includes stock awards granted to Mr. Frederick for his directorship activities and for his participation in our agent growth incentive program in connection with his role as an agent of the Company.
(6)	The fees in the All Other Compensation column include cash payments for revenue share to Mr. Frederick. in his capacity as an agent of the Company. Mr. Frederick did not receive cash compensation for his directorship activities during 2021.
(7)	As of December 31, 2021, Mr. Miles had 57,026 unexercised option awards. Stock amounts have been adjusted for the impact of the Stock Split.
(8)	Includes $200,000 paid to Mr. Miles for his general directorship activities, plus $25,000 for his directorship activities as Vice Chairman, plus $50,000 for his directorship activities as Audit Committee Chairman.
(9)	As of December 31, 2021, Mr. Cahir had 154,233 unexercised option awards. Stock amounts have been adjusted for the impact of the Stock Split.
(10)	As of December 31, 2021, Ms. Gentry had 4,936 unexercised option awards. Stock amounts have been adjusted for the impact of the Stock Split.
(11)	The fees in the All Other Compensation column includes $14,648 in cash payments for revenue share to Ms. Gentry in her capacity as an agent of the Company and $80,004 in cash payments for services provided Ms. Gentry to the Company in her capacity as a consultant.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors. Our directors may receive stock options and stock grants at the discretion of our Board as discussed above. Except as described above or below, we do not have any bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors for directorship activities.

Our cloud office has enabled us to introduce and maintain a gross revenue sharing plan whereby each of our agents and brokers can participate in and from which they can receive monthly and annual overrides on the gross commission income resulting from transactions consummated by agents and brokers who they have attracted to our company. Mr. Frederick and Ms. Gentry are participants in the Company’s revenue share plan and would continue to receive those benefits similar to all other agents and brokers of eXp Realty so long as they maintain active real estate licenses and are not affiliated as an agent or broker with a competitive brokerage, consistent with the revenue share plan. Mr. Sanford is also a participant in the Company’s revenue share plan (see “Compensation Discussion and Analysis - Quarterly and Other Cash Bonuses” below). On July 31, 2020, the Board adopted a formal policy whereby Mr. Sanford’s revenue share would continue even after ceasing to be a director and/or executive officer of the Company.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Except for Mr. Sanford’s eligibility to receive revenue sharing after his resignation or termination, the Company does not have any agreements or plans in place for the directors that would provide additional compensation in connection with a resignation, termination or a change in control.

Related Party Transactions

See “Certain Relationships and Related Transactions” below.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR FOR 2022

Appointment of Independent Auditor by Audit Committee

Under the rules and regulations of the SEC and Nasdaq, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditor and participates in the selection of the independent auditor’s lead engagement partner.

This year, the Audit Committee has approved, and, as a matter of good corporate governance, is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of Deloitte & Touche LLP, or Deloitte, to serve as independent auditors for the fiscal year ending December 31, 2022. The Audit Committee considered a number of factors in determining whether to engage Deloitte as the Company’s independent registered public accounting firm, including:

●	Deloitte’s global capabilities;
●	Deloitte’s technical expertise and knowledge of our global operations and industry;
●	the quality and candor of Deloitte’s communications with the audit committee and management;
●	the quality and efficiency of the services provided by Deloitte, including input from management on Deloitte’s performance;
●	Deloitte’s objectivity and professional skepticism;
●	external data on audit quality and performance;
●	Deloitte’s use of technology to aid in audit efficiency;
●	Deloitte’s independence, how effectively Deloitte demonstrated its independent judgment, and the controls and processes in place that help ensure Deloitte’s independence; and
●	the appropriateness of Deloitte’s fees.

Proposed Ratification of Independent Auditor

The Board of Directors and the Audit Committee believe that the retention of Deloitte as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of Deloitte, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2022 fiscal year. In addition, if stockholders ratify the selection of Deloitte as independent auditor, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select Deloitte or another registered public accounting firm as our independent auditor.

A representative of Deloitte is expected to be present at the Annual Meeting. In addition to having the opportunity to make a statement, the Deloitte representative will be available to respond to any appropriate questions

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Accounting Matters

Auditor

Effective March 31, 2019, we appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm, including for the fiscal year ending December 31, 2021. Representatives of Deloitte are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Principal Independent Auditor Fees

Audit Fees

Audit fees include the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10-Q. The aggregate audit fees we were billed by auditors were $1,769,300 and $2,187,249 for the fiscal years ended December 31, 2021 and 2020, respectively.

Audit-Related Fees

Audit-related fees include accounting advisory services related to the accounting treatment of transactions or events, including acquisitions, and to the adoption of new accounting standards, as well as additional procedures related to accounting records performed to comply with regulatory reporting requirements and to provide certain attest reports. We did not receive audit related services and paid no audit related fees to Deloitte for the fiscal years ended December 31, 2021 and 2020.

Tax Fees

Tax fees are for tax compliance services and assistance with federal and provincial tax-related matters for certain international entities. The aggregate fees billed for tax service fees provided by Deloitte were $155,750 and $0 for the fiscal years ended December 31, 2021 and 2020, respectively, and we expect to receive tax services from Deloitte for the fiscal year ended December 31, 2022.

All Other Fees

All other fees consist of fees for products and services other than the services reported above. We did not pay any fees for internal control advisory services from Deloitte for the fiscal years ended December 31, 2021, and $110,484 for 2020.

Pre-Approval Policies and Procedures

All services provided by our independent registered accountants are pre-approved by the Audit Committee. The Audit Committee is presented, for approval, a description of the audit-related, tax and other services expected to be performed by the independent registered accountants during the fiscal year. The Audit Committee determined that all services provided by our independent registered accountants during the fiscal year ended December 31, 2021 were compatible with maintaining their independence.

Report of Audit Committee

The Audit Committee is composed solely of independent directors meeting the applicable requirements of the Nasdaq rules. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditor is engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

Consistent with its monitoring and oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2021 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditor’s evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with Deloitte, the Company’s independent auditor, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Randall Miles

Darren Jacklin

Dan Cahir

The foregoing report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of eXp World Holdings under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement. Our executive compensation programs are designed to support our long-term success. The Compensation Committee has structured our executive compensation program to tie total compensation to long-term stockholder value, as reflected primarily in our stock price. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Accordingly, stockholders are being asked to vote on the following resolution:

Resolved: That the stockholders approve the compensation paid to the “named executive officers” of eXp World Holdings, Inc. with respect to the fiscal year ended December 31, 2021, as disclosed, pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, in the Proxy Statement for the 2022 Annual Meeting of Stockholders, including the compensation tables and narrative discussion set forth under “Compensation Discussion and Analysis” therein.

This item is being presented pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although this advisory vote is not binding, the Compensation Committee will consider the voting results when evaluating our executive compensation program.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

Stockholder Proposals for 2023 Annual Meeting

In order for stockholder proposals for the 2023 Annual Meeting of Stockholders to be eligible for inclusion in the proxy statement and form of proxy card for that meeting, we must receive the proposals at our corporate headquarters, 2219 Rimland Drive, Suite 301, Bellingham, Washington 98226, directed to the attention of our Corporate Secretary, no later than December 28, 2022. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act, which sets forth the requirements for the inclusion of stockholder proposals in our sponsored proxy materials.

Our bylaws set forth the procedures you must follow in order to nominate a director for election or present any other proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials. In addition to any other applicable requirements, for a stockholder to properly bring business before the 2023 Annual Meeting of Stockholders, the stockholder must give us notice thereof in proper written form, including all required information, at our corporate headquarters, 2219 Rimland Drive, Suite 301, Bellingham, Washington 98226, directed to the attention of our Corporate Secretary, no earlier than the close of business on January 17, 2022, nor later than the close of business on February 16, 2022 (provided, however, that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company). You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our Amended and Restated Bylaws is available as Exhibit 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2021 at https://www.sec.gov/Archives/edgar/data/1495932/000168316818002990/exp_def14c.htm., as amended by an Amendment to Amended and Restated Bylaws available as Exhibit 3.2 to our Form 8-K filed December 3, 2021 at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001495932/000155837021016517/expi-20210325x8k.htm.

Other Matters

We will pay all expenses of preparing, printing and mailing, the Annual Meeting proxy materials, as well as all other expenses of soliciting proxies for the Annual Meeting on behalf of the Board of Directors.

Availability of Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2021 with the SEC on February 25, 2022. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K. All requests should be directed to our Corporate Secretary at 2219 Rimland Drive, Suite 301 Bellingham, Washington 98226. The Company’s consolidated financial statements and certain other information found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Executive Officers

Summary of Executive Officers

The names of our executive officers, as of the date of this proxy statement, and their ages, their positions with our Company, and other biographical information are set forth below. Executive officers are appointed by our Board of Directors to hold office until their successors are elected and qualified or operate in such capacity as a function of their job role and serve in such capacity until termination, resignation or change of job duties. There are no family relationships among our executive officers.

Name	Position	Age	Date First Elected, Appointed or Hired
Glenn Sanford	Chairman, Chief Executive Officer, and Director	55	March 12, 2013
Jeff Whiteside	Chief Financial Officer and Chief Collaboration Officer	59	November 1, 2018
Jason Gesing	Chief Executive Officer eXp Realty, and Director	48	September 27, 2014
James Bramble	Chief Legal Counsel	52	March 18, 2019
Shoeb Ansari	Chief Information Officer	56	March 21, 2022
Michael Valdes	President, eXp Global	55	May 4, 2020
Courtney Chakarun	Chief Marketing Officer	45	June 15, 2020
Kent Cheng	Chief Accounting Officer	55	April 15, 2021

Business Experience of our Executive Officers

The following is a brief description of the business experience and education of each executive officer during at least the past five years, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out. The description of the business experience and education of our executive officers that are also director nominees is set out above under Proposal 1.

Glenn Sanford’s biography can be found under “Proposal 1 – Election of Directors, Director Nominees’ Biographical and Related Information.”

Jeff Whiteside joined the Company as its Chief Financial Officer and Chief Collaboration Officer on November 1, 2018.  Mr. Whiteside works closely with Mr. Sanford, our CEO, across the Company and the teams in eXp Realty, finance, technology, marketing, legal, human resources, new business development, M&A, international markets, investor relations, and Virbela. Mr. Whiteside has more than 30 years of experience in global finance and operational leadership including executive positions at General Electric, Pitney Bowes, and RM Sotheby’s Auctions. Additionally, Mr. Whiteside held the positions of Chief Financial Officer and Chief Operating Officer at three software and technology companies. Mr. Whiteside has extensive international experience from living and working in Asia, Australia, Europe, and Canada.

Recently, Mr. Whiteside founded and served as the Auction Director at Saratoga Automobile Museum, a not-for-profit institution focusing on the impact of the automobile, from November 2016 through October 2018, Chief Operating Officer of Saratoga Juice Bar, LLC from January 2015 through November 2016, Chief Operating Officer and Chief Financial Officer at RM Sotheby’s Auctions in 2014 and 2015, and Vice President and Group Financial Officer at Pitney Bowes from 2008 through 2013.

Mr. Whiteside is a graduate of Rensselaer Polytechnic Institute, obtaining both his B.S. (with an emphasis in Managerial Economics) and M.B.A. in 1986.

Jason Gesing’s biography can be found under “Proposal 1 – Election of Directors, Director Nominees’ Biographical and Related Information.”

James Bramble joined the Company as its Chief Legal Counsel and General Counsel on March 18, 2019. Mr. Bramble was appointed as the Company’s Corporate Secretary on October 1, 2019. As Chief Legal Counsel, Mr. Bramble oversees the company’s legal affairs, including corporate governance, litigation and compliance. Mr. Bramble has over 20 years of international business experience and has transformed the Company’s legal and compliance functions to empower an agent-centric, globally-scaled organization. Mr. Bramble is an active member of the Association of Corporate Counsel (ACC) and is a licensed real estate agent. Mr. Bramble champions eXtend a Hand, the Company’s charitable foundation and leverages his expertise in service of his community and on non-profit and private company boards.

Recently, Mr. Bramble served as Chief Legal Officer, General Counsel and Corporate Secretary at USANA, a producer of nutritional products, dietary supplements and skincare products, from February 1998 until 2018. Currently, Mr. Bramble serves as a member of the board of directors and as corporate secretary of Vasayo, LLC.

Mr. Bramble is a graduate of University of Utah where he obtained his B.S. (majoring in Political Science) and J.D.

Shoeb Ansari joined the Company as its Chief Information Officer on March 21, 2022. As Chief Information Officer, Mr. Ansari leads solution delivery functions covering product management, software engineering, product launch, project management, data services and innovation along with managing technology infrastructure and services for the Company and its subsidiaries. Mr. Ansari brings more than 25 years of experience in business and information technology management, helping companies manage their product and technology functions.

Most recently, Mr. Ansari was a key member of the executive leadership team, in his capacity of Chief Technology Officer, at RealPage, Inc., a provider of property management software, from May 2020 to March 2022. At RealPage, Inc., Mr. Ansari led their global engineering organization to deliver and support their vast SaaS platform serving the multi-family property management industry. Previously, Mr. Ansari served as the Chief Product Officer and Chief Information Officer at Travel Leaders Group, a provider of personalized vacation packages, travel deals and travel services, from October 2016 to May 2020 where he was responsible for product/solution delivery and technology infrastructure to support over 45,000 agents serving both corporate and leisure travelers.

Mr. Ansari is a graduate of Southern Methodist University where he obtained his M.B.A. and University of Oklahoma where he received his B.S. in Computer Sciences.

Michael Valdes joined the Company on May 5, 2020 and served as our Executive Vice President of International Expansion until September 2020 when Mr. Valdes became our President of eXp Global. Mr. Valdes brings more than 25 years of expertise in global real estate and finance to eXp Realty. From November 2018 to May 2020, Mr. Valdes was Senior Vice President of Global Servicing for all brands of Realogy Corporation, an integrated provider of real estate services in the U.S., including Better Homes & Gardens, Century 21, Coldwell Banker, Corcoran, ERA and Sotheby’s International Realty. In his role, Mr. Valdes oversaw the international servicing platform for all Realogy brands across more than 100 countries and opened more than 70 countries during his tenure. Prior to that, Mr. Valdes was Global Vice President of Sotheby’s International Realty, a franchise focusing on brokering and marketing of residential real estate, from December 2014 until May 2020.

Courtney Chakarun joined the Company as our Chief Marketing Officer on June 15, 2020. Ms. Chakarun is responsible for rebranding and amplifying the Company’s brands and overseeing all areas of marketing, including driving digital strategy for growth and enhancing the Company’s value proposition for agents and brokers. Ms. Chakarun has over two decades of marketing and innovation experience and has held various leadership roles at Roostify, CoreLogic and General Electric.

From November 2018 until May 2020, Ms. Chakarun served as the CMO at Roostify, a digital lending platform that historically processed nearly $35 billion a month in home loans. From December 2016 until November 2018, Ms. Chakarun led marketing and innovation at CoreLogic, a property data company, in her role as Executive, Marketing and Innovation Solutions. Previously, Ms. Chakarun spent 15 years at General Electric, namely as VP, New Products for GE Capital Retail Finance in the U.S. and internationally.

Ms. Chakarun is a graduate of University of Arkansas where she obtained both her BSBA in Marketing Management and MBA.

Kent Cheng joined the Company as Global Controller on March 30, 2020 and was appointed the Company’s Chief Accounting Officer on April 15, 2021. Mr. Cheng is responsible for leading and developing the Company’s global accounting, finance practices and procedures. He also ensures the preparation and analysis of all financial reports comply with applicable regulations. Mr. Cheng has decades of finance expertise in global finance, accounting and information technology functions in large, complex and geographically dispersed multi-billion-dollar global businesses.

From July 2019 until March 2020, Mr. Cheng served as the Corporate Controller at Ocean Spray, an agricultural cooperative of growers of cranberries and grapefruit, where he oversaw corporate accounting, internal controls, financial reporting, and global tax and cost accounting. Prior to that Mr. Cheng served as Global Finance Director of The Chemours Company, a chemical company, from November 2015 until March 2019.

Mr. Cheng is a graduate of Utah State University, where he obtained his Masters of Accounting and Sun Yat-Sen University, where he obtained a Bachelor of Business Administration. Mr. Cheng is a member of American Institute of Certified Public Accountants.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for the named executive officers (“NEOs”) named below during 2021. It also provides an overview of our executive compensation philosophy, including our compensation strategy and practices for our NEOs. We believe that the compensation of our NEOs accurately reflects their contributions to our growth and success and aligns with our annual financial results and the interests of our stockholders.

During 2021, our NEOs were:

●	Glenn Sanford, our Chief Executive Officer;

●	Jeff Whiteside, our Chief Financial Officer and Chief Collaboration Officer;
●	Jason Gesing, our Chief Executive Officer, of eXp Realty;
●	Courtney Chakarun, our Chief Marketing Officer; and
●	Michael Valdes, our President of eXp Global

Our executive compensation program is designed to attract, retain and incentivize leadership in a manner that is market-based, transparent and consistent with the principles guiding compensation decisions across our Company. Our NEO compensation program includes a mix of compensation, including base salary, quarterly and other cash bonuses, long-term equity incentives, and benefits, to incentivize our NEOs. The compensation program is primarily designed to promote retention to drive and grow our business over the long-term and support business continuity and to reward our NEOs for delivering financial, operational and strategic results.

2021 Business and Executive Compensation Highlights

We believe our executive compensation program was instrumental in attracting and retaining our NEOs and was key in achieving strong financial performance in 2021. For the fiscal year ended December 31, 2021, our:

●	Total revenues were $3.8 billion, an increase of 110% year-over-year;
●	Agent count increased 72% compared to 2020; and
●	Adjusted EBITDA, a non-GAAP measure, increased 35% year-over-year. For a reconciliation of Adjusted EBITDA to net income, see “Non-U.S. GAAP Financial Measures” beginning on page 34 in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Our 2021 executive compensation program reflected both the growth in our business and our ongoing transition from a small-cap publicly traded company to a mid-cap publicly traded company as we continued to emphasize long-term equity compensation as the most significant component of each NEO’s compensation. The following key compensation actions were taken with respect to our executive officers for 2021:

●	Our Board adopted a long-term incentive compensation package for Mr. Whiteside which granted certain equity compensation to Mr. Whiteside upon the expiration of his current equity compensation retention package. The Board adopted this policy to incentivize Mr. Whiteside’s continued service as CFO and to align his compensation with the Company’s growth and profitability goals;

●	We increased the base salaries in 2021 for Ms. Chakarun and Mr. Valdes, which increases were made as merit increases and to continue to retain the services of those NEOs;
●	We designed our 2021 executive annual cash bonus plan to focus on agent growth, revenue growth, and individualized objectives and key results, or OKRs, setting aggressive targets for each NEO that were achievable only through focused strategic efforts by our executive team. Achievement against these targets for the 2021 Bonus Plan performance measures resulted in an aggregate calculated payment percentage of 100% of target levels, where applicable;

●	We granted annual long-term incentive compensation opportunities in the form of grants of stock options to align the economic interests of our NEOs with our stockholder interests. These awards generally vest over three years, subject to continued service;
●	The Compensation Committee and the Board considered the affirmative advisory say-on-pay vote at the 2020 Stockholders’ Meeting in its decision to maintain compensation benefits in 2021 that are similar to NEO compensation benefits in 2020;
●	The Compensation Committee conducted a review of Mr. Sanford’s compensation package alongside the CEO compensation practices of specific peer companies as well as broad-based third-party compensation surveys and determined that Mr. Sanford’s compensation package is appropriate in order to incentivize Mr. Sanford’s ongoing services and retention and in light of Mr. Sanford’s contributions to business, operational and strategic goals and his forfeiture of real estate commissions and revenue share;
●	The Compensation Committee conducted a review of all executive officer compensation alongside the executive officer compensation practices of specific peer companies as well as broad-based third-party compensation surveys and determined that the executive officer compensation packages were justified and reasonable to compensate such executive officers for their individual contributions and business growth.

Executive Compensation Practices

What We Do	What We Don’t Do

✓ Multi-Year Vesting Awards: To align our NEO’s interests with those of our stockholders and to incentive long-term retention, a substantial portion of NEO compensation is earned over multi-year periods in the form of equity awards.

✓ Annual Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy including a comparison against peer company compensation practices.

✓ “At Risk” Quarterly, Other and Revenue Sharing Bonuses. NEOs are eligible for discretionary quarterly and other cash bonuses, subject to achievement of certain business and individual metrics.

× No Termination, Resignation, Retirement of Change in Control Payments: With one exception, we do not provide any payments to NEOs upon termination, resignation, retirement or change in control.

× No Retirement or Pension Plans. We do not offer retirement plans, pension arrangements, or nonqualified deferred compensation plans to our NEOs.

× No Unique Health or Welfare Benefits. Our NEOs participate in the same Company-sponsored health and welfare benefits programs as our other full-time, salaried employees.

× No Pledging. We prohibit our employees, including our NEOs, from pledging our securities.

× No Tax Reimbursements on Severance or Change in Control Payments. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or other related benefits.

Advisory Vote on Executive Compensation

We submit to our stockholders on an annual basis a proposal for a (non-binding) advisory vote to approve the compensation of our named executive officers (“say-on-pay”). The Compensation Committee considers, among other things, the outcome of this vote when evaluating our compensation principles, designs and practices. At our 2021 Annual Meeting, our stockholders expressed strong support for our executive compensation program, with more than 98.9 percent of shares voted cast in favor of approval of our compensation program for executive officers. The Compensation

Committee believes these results reflect our shareholders’ affirmation of our executive compensation program. Nevertheless, the Compensation Committee regularly reviews and adjusts the program as needed to ensure it remains competitive and aligned with the best interests of the company and its stakeholders.

Elements of Individual Executive Compensation

We structure the annual compensation of our NEOs using three key elements: base salary, discretionary quarterly and other cash bonus opportunities, and long-term equity incentive opportunities. While our NEO compensation program is influenced by a variety of factors, the primary goals are to align the interests of our NEOs with the interests of our stockholders, to attract and retain highly-talented individuals and to associate pay with business and individual performance.

Compensation-Setting Process

Executive compensation is first reviewed and proposed by the Compensation Committee, which proposal is then reviewed by the Board which makes the final determination for NEO compensation. When setting NEO compensation, the Compensation Committee and the Board consider the following:

o	Executive compensation for similar roles at peer companies;
o	Our Company’s financial performance against objectives established by our Board;
o	Compensation parity among executive officers;
o	Our Company’s performance relative to its peers; and
o	Each individual executive’s skillset, experience, and responsibilities.

The Company does not engage any compensation consultants and no such consultants are involved in our compensation setting process. Mr. Sanford, our CEO, is a member of the Compensation Committee and therefore participates actively in the determination of NEO compensation (except with respect to his own compensation). When considering peer company NEO compensation, the Company considers a broad-based third-party survey to obtain a general understanding of current compensation practices as well as a specific list of peers.

Except as specifically described herein, the Compensation Committee does not affirmatively set out in any given year, or with respect to any given NEO, to apportion compensation in any specific ratio among the various categories of compensation (i.e., between short-term and long-term compensation, or between non-performance based and performance-based compensation). Rather, the Compensation Committee uses the principles described above, and the factors described for each category in the discussion that follows, as a guide in assessing the proper allocation among those categories. In addition, except as specifically described herein, the Compensation Committee does not affirmatively set out in any given year, or with respect to any given NEO, to apportion equity compensation in any specific ratio. Rather, the Compensation Committee uses the principles described above, and the factors described with respect to each form of award in the discussion that follows, as a guide in assessing the proper allocation between options and other equity awards. The Compensation Committee also does not formally “benchmark” compensation against peers. Rather, the Compensation Committee retains discretion to make adjustments based on the factors described above and considers competitive market practices as one factor in its deliberations.

Base Salary

Base salary represents the customary, fixed portion of NEO compensation intended to attract and retain talented individuals. Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation during hiring, which considers the officer’s relevant position, qualifications, experience, and the base salaries of our other executive officers. The base salaries of our NEOs are reviewed annually and adjusted as necessary or appropriate, taking into account the factors above and the Company’s performance, by the Compensation Committee and the Board, with respect to Messrs. Sanford and Whiteside; Mr. Whiteside, the CFO, with respect to Mr. Gesing and Ms. Chakarun and Jason Gesing, with respect to Mr. Valdes.

In September 2021, the Compensation Committee conducted a review of the base salaries of Mr. Sanford and Mr. Whiteside alongside the compensation practices of specific mid-cap peer companies as well as broad-based third-party compensation surveys and determined that their base salaries were appropriate in order to incentivize their ongoing services and retention and in light of their contributions to business, operational and strategic goals and, with respect to Mr. Sanford, his forfeiture of real estate commissions and revenue share. As such, the Compensation Committee determined the base salaries of Mr. Sanford and Mr. Whiteside were appropriate and no adjustments were made to their base salaries in 2021.

In September 2021, the Compensation Committee conducted a review of executive officer compensation, including, Mr. Whiteside’s base salary, alongside the executive officer compensation practices of specific mid-cap peer companies as well as broad-based third-party compensation surveys and determined that Mr. Whiteside’s base salary is appropriate in order to incentivize Mr. Whiteside’s ongoing services and retention and in light of Mr. Whiteside’s contributions to business, operational and strategic goals. As such, the Compensation Committee determined the base salary of Mr. Whiteside was appropriate and no adjustments were made to his base salary in 2021.

In June 2021, the CFO approved an increase in Ms. Chakarun’s base salary from $320,000 to $365,000 annually, effective as of June 12, 2021. The CFO determined the increase was appropriate as an annual merit increase in order to incentive Ms. Chakarun’s ongoing services and retention and in light of Ms. Chakarun’s contributions to business, operational and strategic goals.

In June 2021, Mr. Gesing approved compensation changes for Mr. Valdes. Mr. Valdes’s base salary was increased from $240,000 to $275,000 annually. The change became effective June 12, 2021. Mr. Gesing determined the increase was appropriate as an annual merit increase in order to incentive Mr. Valdes’s ongoing services and retention and in light of Mr. Valdes’s contributions to business, operational and strategic goals.

The year-end base salaries of our NEOs for 2021 and 2020 were:

Named Executive Officer	2021 Base Salary	2020 Base Salary		Percentage Change
Glenn Sanford	$1,500,000	$1,500,000	(1)	0%
Jeff Whiteside	$500,000	$500,000	(1)	0%
Jason Gesing	$250,000	$250,000	(1)	0%
Courtney Chakarun	$365,000	$320,000		14.06%
Michael Valdes	$275,000	$240,000		14.58%

(1)	Messrs. Sanford, Whiteside, and Gesing voluntarily reduced their salaries by 50% during March 2020 in consideration of potential COVID impacts to Company performance, which were restored to fully salaries in April 2020 based on Company performance.

Quarterly and Other Cash Bonuses

Our NEOs, except for Mr. Sanford and Mr. Gesing, are eligible to participate in the Company’s quarterly bonus program. Mr. Sanford is eligible to receive a quarterly revenue share bonus. Mr. Gesing also receives revenue share, but in his capacity as an agent of the Company and not as an employee of the Company.

Annual Bonus Program. Our discretionary annual bonus program, paid quarterly, is an “at-risk” component of our NEO compensation program that is designed to motivate our NEOs’ attainment of certain business goals as determined by the Compensation Committee, CEO and/or CFO (as applicable) at the end of the applicable quarter. Except for Messrs. Sanford, Whiteside, and Gesing, the aggregate annual bonus amount that each participating NEO could earn is negotiated in each NEO’s offer letter as a percentage of his or her base salary and may be adjusted upon determination by the Board, CEO or CFO from time-to-time. Annual bonuses are paid quarterly, subject to achievement of Company growth as well as individual OKRs.

In 2020, Mr. Whiteside became eligible to receive an annual cash bonus, paid quarterly, up to 100% of his base salary based upon his annual performance and peer company compensation, as determined by the CEO of the Company. In April 2019, Mr. Sanford, the CEO, approved an offer letter with Mr. Valdes pursuant to which Mr. Valdes is eligible to receive an annual cash bonus, paid quarterly, of up to 100% of his annual base salary subject to continuous employment and based on achieving new agent counts and revenue achievements, as determined by the CEO and/or CFO. In June 2020, Mr. Sanford, the CEO, approved an offer letter with Ms. Chakarun pursuant to which Ms. Chakarun is eligible to receive an annual cash bonus, paid quarterly, of up to 50% of her annual base salary subject to continuous employment and based on achieving certain professional performance metrics and comparison to peer companies, as determined by the CEO and/or CFO.

Quarterly Revenue Share Cash Bonus. We maintain a revenue sharing plan whereby each of our agents and brokers can participate in and from which they can receive monthly and annual residual overrides on the gross commission income resulting from transactions consummated by agents and brokers who they have attracted to our Company. Agents and brokers are eligible for revenue share based on the number of producing Front-Line Qualifying Active (“FLQA”) agents they have attracted to the Company. An FLQA agent is an agent or broker that an agent or broker has personally attracted to the Company who has met specific sales transaction volume requirements. Mr. Gesing participates in our revenue sharing plan in his capacity as an agent of the Company and receives earned revenue share payments monthly. Mr. Sanford was previously a participant in the Company’s revenue share plan. Effective as of August 1, 2020, during each calendar quarter of his ongoing service, Mr. Sanford is eligible to receive a quarterly cash bonus equal to the amount that his revenue share, were Mr. Sanford still participating in the Company’s revenue share plan, exceeds his salary during such calendar quarter, so long as the Company’s revenue is growing at a minimum of 30% annually, as determined in the Board’s discretion. For purposes of calculating Mr. Sanford’s bonus eligibility each quarter, the Board determines what revenue share Mr. Sanford would have received in such calendar quarter. For purposes of that determination, Mr. Sanford’s revenue share is calculated at FLQA 40+, meaning that Mr. Sanford is eligible for the maximum revenue share credit at each level of revenue share. Mr. Sanford is not eligible to receive any additional cash bonuses.

During 2021 and 2022, the Compensation Committee determined the business metrics and OKRs for each participating NEO were achieved in 2021 at 100% of target. Additionally, Mr. Sanford received a cash bonus during the first, second, third and fourth calendar quarters of 2021 in the amounts of $117,677, $0, $153,165 and $127,803, respectively, which were paid during January 2021, April 2021, July 2021, and October 2021, respectively. The cash bonus paid to Mr. Sanford is equal to the amount by which Mr. Sanford’s revenue share exceeds his salary in the first, second, third, and fourth quarters of 2021.

The target bonus payment amounts for 2021 and actual bonus payment amounts for 2021 are set forth below:

	Target 2021 Bonus
	Opportunity
	(as a percentage of		Target 2021 Bonus
Named Executive Officer	base salary)		Opportunity (1)		2021 Bonus Payment
Glenn Sanford	—	(2)	—	(2)	$398,644(3)
Jeff Whiteside	100%		$500,000		$500,000(4)
Jason Gesing(5)	—		—		—
Courtney Chakarun	50%		$182,500	(6)	$165,625(7)
Michael Valdes	100%		$275,000	(8)	$248,750(9)

(1)	Targets shown are based on year-end salaries.

(2)	Mr. Sanford’s bonus opportunity is unlimited and is equal to the amount by which Mr. Sanford’s revenue share exceeds his salary in any calendar quarter.

(3)	Bonus payments made to Mr. Sanford in 2022 which were earned in 2021 have been included and bonus payments made to Mr. Sanford in 2021 which were earned in 2020 have been excluded.

(4)	Bonus payments made to Mr. Whiteside in 2022 which were earned in 2021 have been included and bonus payments made to Mr. Whiteside in 2021 which were earned in 2020 have been excluded.

(5)	Mr. Gesing does not participate in any bonus programs of the Company.

(6)	Ms. Chakarun’s first and second quarter bonuses were based off of her $320,000 salary, with her third and fourth quarter bonuses being based off of her $365,000 salary effected on May 12, 2021.

(7)	Bonus payments made to Ms. Chakarun in 2022 which were earned in 2021 have been excluded and bonus payments made to Ms. Chakarun in 2021 which were earned in 2020 have been excluded.

(8)	Mr. Valdes’s first and second quarter bonuses were based off of his $240,000 salary, with his third and fourth quarter bonuses being based off of his $275,000 salary effected on May 12, 2021.

(9)	Bonus payments made to Mr. Valdes in 2022 which were earned in 2021 have been excluded and bonus payments made to Mr. Valdes in 2021 which were earned in 2020 have been excluded.

Long-Term Incentive Compensation (Equity Awards)

The Compensation Committee and our Board believes long-term equity compensation is in the best interests of the Company and our stockholders as an effective means for focusing our NEOs on driving increased stockholder value over a multi-year period, provides a reward for appreciation in our stock price and long-term value creation, and motivates our NEOs to remain employed with us.

General Equity Award Compensation

In 2021, the Board continued its practice of granting time-based stock options to our NEOs for the purpose of delivering long-term incentive compensation. As with their other elements of compensation, NEO long-term incentive compensation is determined by the Compensation Committee and recommended to our Board for approval, and the Board approves or rejects, after taking into consideration the potential dilutive effects to our stockholders, the recommendations of our CEO (except with respect to his own long-term equity compensation), the outstanding equity holdings of each NEO, and the long-term incentive compensation offered in our peer group of companies.

The Board adopted guidelines in July 2020 for executive officer option awards intended to support consistency and parity among option awards to our executive officers, including our NEOs. According to those guidelines, executive officers, including NEOs, are eligible for initial stock option awards upon hire of up to $300,000 per year as determined by using the Black Scholes valuation methodology, with monthly or quarterly vesting over a three-year period. All stock option grants are governed by and administered under the 2015 Equity Incentive Plan, as amended (see “Compensation Discussion and Analysis - 2015 Equity Incentive Plan” below for additional details). We make initial grants to executive officers, including NEOs, in order to attract highly-talented individuals and to immediately focus them on driving increased stockholder value over a multi-year period. Initial NEO grants are typically made upon the date of hire.

Pursuant to the guidelines for executive officer option awards, NEOs are eligible for additional annual stock option grants commencing after their initial stock options have fully vested. Such recurring, additional stock option grants may be in an amount of up to $100,000 per year as determined by using the Black Scholes valuation methodology, with monthly or quarterly vesting over a three-year period. All annual stock option grants are governed by and administered under the 2015 Equity Incentive Plan, as amended (see “Compensation Discussion and Analysis - 2015 Equity Incentive Plan” below for additional details). We make annual grants to lessen the effects of the potential fluctuation in share price and to renew the incentive and retention power of long-term equity incentives as outstanding awards vest. Our annual grants are typically made in the first month of our fiscal year.

Additionally, unique stock option awards may be granted to NEOs from time-to-time, upon approval of the Board, when deemed appropriate and necessary to retain and incentivize the NEO and to acknowledge his or her significant and unique contributions to Company growth.

Mr. Sanford Award Compensation

In July 2020, the Board formalized Mr. Sanford’s “at-risk” equity-incentive compensation to predicate a portion of Mr. Sanford’s compensation on year-over-year Company revenue growth. Such equity-incentive compensation was granted to Mr. Sanford in order to promote retention to drive and grow our business over the long-term and to reward Mr. Sanford for delivering financial, operational and strategic results. Mr. Sanford received a stock option award on August 1, 2020 covering (i) 1,000,000 shares of common stock in the Company that vest monthly over three years, subject to continued service, and (ii) 1,000,000 shares of common stock in the Company that vest quarterly over three years, subject to his continued service, so long as the Company’s revenue is growing at least 30% annually during such quarter, or such other period as determined in the Board’s discretion. During 2021, Mr. Sanford’s award compensation contingent upon Company growth vested as follows:

Period	2020 Revenue ($)	2021 Revenue ($)	Growth (%)	Vesting Achieved
January 1 - March 31	271.4	583.8	115.1	Yes
April 1 - June 30	353.5	999.8	182.8	Yes
July 1 - September 30	564	1,100	95.0	Yes
October 1 - December 31	609	1,080	77.3	Yes

Mr. Sanford’s equity incentive awards are governed by and administered under the 2015 Equity Incentive Plan, as amended (see “Compensation Discussion and Analysis - 2015 Equity Incentive Plan” below for additional details).

Mr. Whiteside Award Compensation

In November 2020, Mr. Whiteside received a stock option grant covering 200,000 shares that will vest quarterly over three years, subject to his continued service, in accordance with the terms of the Company’s 2015 Equity Incentive Plan, as amended. The grant became effective November 1, 2020. In October 2021, the Compensation Committee recommended and the Board adopted a long-term incentive compensation package for Mr. Whiteside that included an additional stock option grant which will commence vesting after his current stock option grant has fully vested. The Board adopted this package in order to incentivize Mr. Whiteside’s continued service as CFO and to align his compensation with the Company’s growth and profitability goals. Specifically, Mr. Whiteside received a stock option grant covering 50,000 stock options which vest every three months over nine months, beginning February 1, 2024.  All of Mr. Whiteside’s equity incentive awards are governed by and administered under the 2015 Equity Incentive Plan, as amended (see “Compensation Discussion and Analysis - 2015 Equity Incentive Plan” below for additional details).

Mr. Gesing Award Compensation

In November 2019, the Board approved a long-term incentive compensation package for Mr. Gesing. The Board adopted this package in order to incentivize Mr. Gesing’s continued service as CEO of eXp Realty and to align his compensation with the Company’s growth and profitability goals. Specifically, on November 6, 2019, Mr. Gesing received a stock option grant covering 200,000 stock options which vest quarterly over four years.  All of Mr. Gesing’s equity incentive awards are governed by and administered under the 2015 Equity Incentive Plan, as amended (see “Compensation Discussion and Analysis - 2015 Equity Incentive Plan” below for additional details).

Agent Growth Incentive Program: All individual agents and brokers in good standing with eXp Realty are eligible to earn RSU awards under the Company’s Agent Growth Incentive Program. Eligible participants qualify to receive RSUs (i) upon their first completed transaction with eXp Realty, which RSUs vest after three years, subject to continuous service; (ii) upon the first completed transaction with eXp Realty of an agent or broker directly attracted to eXp Realty by such agent or broker, which RSUs vest after three years, subject to continuous service of both the attracted agent or broker and the attracting agent or broker; (iii) upon achieving Capped Status when the Company Dollar reaches $16,000 by retaining 20% of the agent’s commission with their anniversary year, which RSUs vest after three years; and (iv) upon achieving ICON status, which RSUs vest after three years, two years or vest immediately, subject to continuous service and participation in certain Company events. Mr. Gesing is an active agent of eXp Realty and is eligible to participate in the Agent Growth Incentive Program. During 2021, Mr. Gesing received 8 RSUs under the Agent Growth Incentive Program.

Ms. Chakarun Award Compensation

Pursuant to the Company’s offer letter with Ms. Chakarun, Ms. Chakarun received an initial stock option grant covering 200,000 shares that will vest quarterly over four years, subject to her continued service, in accordance with the terms of the Company’s 2015 Equity Incentive Plan, as amended. The grant became effective June 15, 2020.In July 2021, the Board approved a one-time stock option grant to Ms. Chakarun covering 10,000 shares that vest quarterly over four years, which was granted to acknowledge Ms. Chakarun’s unique contributions to Company goals and to continue to incentivize and retain Ms. Chakarun.

Mr. Valdes Award Compensation

Pursuant to the Company’s offer letter with Mr. Valdes, Mr. Valdes received an initial stock option grant covering 200,000 shares that will vest quarterly over four years, subject to his continued service, in accordance with the terms of the Company’s 2015 Equity Incentive Plan, as amended. The grant became effective May 4, 2020. In July 2021, the Board approved a one-time stock option grant to Mr. Valdes covering 10,000 shares that vest quarterly over four years, which was granted to acknowledge Mr. Valdes’s unique contributions to Company goals and to continue to incentivize and retain Mr. Valdes.

Mr. Valdes is an active agent of eXp Realty and is eligible to participate in the Agent Growth Incentive Program (see “Mr. Gesing Award Compensation - Agent Growth Incentive Program” for additional details). During 2021, Mr. Valdes received 24 RSUs under the Agent Growth Incentive Program.

NEO Equity Awards

In 2021, the Compensation Committee determined and recommended our Board approve, and the Board approved, granting the following annual equity awards to our NEOs.

	RSUs		Stock Option Awards
Named Executive Officer	(number of shares)		(number of shares) (1)
Glenn Sanford	-		-
Jeff Whiteside	-		50,000	(2)
Jason Gesing	8	(3)	-
Courtney Chakarun	-		10,000	(4)
Michael Valdes	24	(5)	10,000	(6)

(1)	Share amounts have been adjusted for the impact of the Stock Split. See “2021 Stock Split” below for additional details.
(2)	Mr. Whiteside was granted 44,539 options for shares of common stock on October 28, 2021 and 5,461 options for shares of common stock on December 1, 2021. See “Compensation Discussion and Analysis – Mr. Whiteside Award Compensation” for additional details.

(3)	Mr. Gesing was granted 8 RSUs on November 1, 2021 under the Agent Growth Incentive Program in his capacity as an agent. See “Compensation Discussion and Analysis –Mr. Gesing Award Compensation” for additional details.

(4)	Ms. Chakarun was granted 10,000 options for shares of common stock on July 6, 2021. See “Compensation Discussion and Analysis – Ms. Chakarun Award Compensation” for additional details.

(5)	Mr. Valdes was granted 9 RSUs on April 1, 2021, 4 RSUS on November 1, 2021, and 11 RSUs on December 1, 2021 under the Agent Growth Incentive Program in his capacity as an agent. See “Compensation Discussion and Analysis – Mr. Valdes Award Compensation” for additional details.

(6)	Mr. Valdes was granted 10,000 options for shares of common stock on July 6, 2021. See “Compensation Discussion and Analysis – Mr. Valdes Award Compensation” for additional details.

Retirement, Health and Welfare Benefits

Our executive officers, including our NEOs, are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. These benefits include 401(k) plan, with employer matching up to 4% of each participant’s eligible compensation, medical (including a medical waiver reimbursement if he/she declines to use Company coverage), dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, accidental death and dismemberment insurance, and a monthly technology reimbursement, as well as employer-paid wellness benefits, including an employee subscription to the Calm® mobile application and 50-credits per month for use on wellness offerings on the ClassPass® mobile application (which was discontinued on December 31, 2021). We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. We believe these benefits are necessary to be competitive within our industry and the expense of these programs is offset by their attraction and retention value.

Special and Other Benefits

In general, we do not view perquisites, special bonuses, or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites, special bonuses, or other personal benefits to our NEOs, except in unique situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes. In particular, as a cloud-based company, we have provided certain home-technology expense payments for certain of our NEOs in order to join and remain with our company and work efficiently in a remote environment. Similar benefits are provided to all employees.

Mr. Gesing is eligible to receive revenue share, but such bonus is earned in his capacity as an agent of the Company and not in his capacity as an employee of the Company (see “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” for additional details). During the year ended December 31, 2021, Mr. Gesing earned $545,506 in revenue share, in his capacity as an agent of the Company.

Executive Employment Terms

We have entered into written offer letters and/or employment agreements with certain of our NEOs. Each of these letters/agreements was approved on our behalf by the Compensation Committee or, in certain instances, by our Board or CFO. In filling NEO positions, our Board, CFO and the Compensation Committee recognize that it has to develop competitive compensation packages to attract qualified candidates in a dynamic labor market.

Mr. Sanford: Mr. Sanford is the founder of the Company and no formal offer letter or engagement letter was entered into between Mr. Sanford and the Company. Mr. Sanford is an at-will employee. Mr. Sanford’s current annual base salary is $1,500,000. Subject to the Board’s discretion and certain business and individual metrics, Mr. Sanford is eligible to receive certain cash bonus compensation and long-term incentive awards (see “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” and “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details).

Mr. Whiteside: We entered into an offer letter with Mr. Whiteside, effective October 11, 2018, to serve as our Chief Financial Officer and Chief Collaboration Officer. Mr. Whiteside is an at-will employee. Mr. Whiteside’s current annual base salary is $500,000. Subject to the Board’s discretion and certain business and individual metrics, Mr. Whiteside is eligible to receive certain annual cash bonus compensation and long-term incentive awards (see “Compensation Discussion and Analysis – Annual Cash Bonus” and “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details). Pursuant to the terms of his offer letter, Mr. Whiteside is eligible to receive a payment of up to four months’ of base pay in the event Mr. Whiteside is terminated by the Company without cause.

Mr. Gesing: Mr. Gesing joined the Company in March 2010 and no formal offer letter or engagement letter is currently active between Mr. Gesing and the Company. Mr. Gesing is an at-will employee. Mr. Gesing’s current annual base salary is $250,000. Subject to the Board’s discretion and certain business and individual metrics, Mr. Gesing is eligible to receive certain long-term incentive awards (see “Compensation Discussion and Analysis – Annual Cash Bonus” and “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details). Additionally, Mr. Gesing is eligible to receive compensation in his capacity as an agent of the Company (see “Compensation Discussion and Analysis – Special and Other Benefits” and “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details).

Ms. Chakarun: We entered into an offer letter with Ms. Chakarun, effective May 19, 2020, to serve as our Chief Marketing Officer. Ms. Chakarun is an at-will employee. Ms. Chakarun’s current annual base salary is $365,000. Subject to the CFO’s discretion and certain business and individual metrics, Ms. Chakarun is eligible to receive certain annual cash bonus compensation and long-term incentive awards (see “Compensation Discussion and Analysis – Annual Cash Bonus” and “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details).

Mr. Valdes: We entered into an offer letter with Mr. Valdes, effective April 22, 2019, to serve as our Executive Vice President of International Expansion. In September 2020, Mr. Valdes became our President of eXp Global. Mr. Valdes is an at-will employee. Mr. Valdes’ current annual base salary is $275,000. Subject to the CEO’s and CFO’s discretion and certain business and individual metrics, Mr. Valdes is eligible to receive certain annual cash bonus compensation and long-term incentive awards (see “Compensation Discussion and Analysis – Annual Cash Bonus” and “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details).

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) provides that we may not deduct compensation of more than $1,000,000 (subject to certain limited exceptions) paid in any year paid to our CEO and certain other current and former executive officers who are “covered employees” within the meaning of Section 162(m) of the Code. We generally consider all elements of the cost to us of providing NEO compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. We may, in our discretion, authorize compensation payments that may or may not be deductible when we believe such payments are appropriate to attract, retain or motivate executive officers.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for our stock-based compensation awards, which requires us to measure the compensation expense for all share-based awards made to our employees and members of our Board, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

With the exception of Mr. Sanford’s revenue share rights and Mr. Whiteside’s severance eligibility, no NEO is granted post-employment compensation, including without limitation, severance, non-401(k)-retirement or pension benefits. Mr. Sanford is a participant in the Company’s revenue share plan (see “Compensation Discussion and Analysis - Quarterly and Other Cash Bonuses” above). In July 2020, the Board adopted a formal policy whereby Mr. Sanford’s revenue share would continue even after ceasing to be a director and/or executive officer of the Company. Pursuant to the terms of his offer letter, Mr. Whiteside is eligible to receive a payment of up to four months’ of base pay in the event Mr. Whiteside is terminated by the Company without cause, which term is undefined in the offer letter (see “Compensation Discussion and Analysis – Executive Employment Terms” above).

Pursuant to the 2015 Equity Plan, participants, including NEOs, are not permitted to pledge their shares.

Risks Relating to our Compensation Policies and Practices

The Compensation Committee has reviewed our compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this Proxy Statement, and based on such review and discussion, the Compensation Committee recommended to our board of directors that this “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Glenn Sanford

Randall Miles

Dan Cahir

The foregoing report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of eXp World Holdings under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2021 Named Executive Officer Compensation

The following table sets forth summary information regarding the compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the fiscal years ended December 31, 2021, 2020, and 2019.

Summary Compensation Table

				Stock	Option	All Other
Name and Principal		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)		Total
Position	Year	($)	($)	($)	($)	($)		($)
Glenn Sanford	2021	1,500,000	398,644	-0-	-0-	216	(4)	1,898,860
Chief Executive Officer and Chairman	2020	656,480	117,677	-0-	14,529,614	655,490	(5)	15,959,261
of the Board	2019	72,000	-0-	-0-	-0-	1,297,405		1,369,405
Jeff Whiteside	2021	500,000	500,000	-0-	1,621,749	8,293	(6)	2,630,042
Chief Financial Officer and	2020	368,846	347,750	-0-	3,020,078	12,667	(7)	3,749,341
Chief Collaboration Officer	2019	288,399	160,800	-0-	-0-	-0-		449,199
Jason Gesing	2021	250,000	-0-	413	-0-	548,810	(8)	799,223
Chief Executive Officer,	2020	235,577	0	406	-0-	473,136	(9)	709,119
eXp Realty	2019	181,924	0	402	802,665	424,807	(10)	1,409,798
Courtney Chakarun	2021	344,231	165,625	0	263,533	15,590	(11)	788,979
Chief Marketing Officer	2020	172,308	84,959	-0-	877,329	-0-		1,134,596
Michael Valdes	2021	258,846	248,750	1,020	263,533	7,601	(12)	779,750
President, eXp Global	2020	156,923	148,264	-0-	700,351	-0-	(13)	1,005,538
(1)	Amounts in this column represent stock awards issued to the individuals noted, with the fair value determined at the date of grant in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the applicable grant date. See Note 11 - Stockholders’ Equity to the consolidated financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for the assumptions used in determining the grant date fair value of stock awards.
(2)	Amounts in this column represent option awards issued to the individuals noted, based on the fair value determined at the date of grant in accordance with FASB ASC Topic 718. See Note 11 - Stockholders’ Equity to the consolidated financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for the assumptions used in determining the grant date fair value of option awards.
(3)	The value of privileges and other personal benefits, perquisites and property that do not exceed $10,000 for any named executive officer are not reported herein.
(4)	Consists of $216 in life insurance premiums paid by the Company behalf of Mr. Sanford.
(5)	Consists of holiday gift, $42 in life insurance premiums paid by the Company, and $655,488 in revenue sharing earned. See Compensation Discussion and Analysis for a discussion of the revenue sharing arrangement.
(6)	Consists of holiday gift, $216 in life insurance premiums paid by the Company, and $8,077 in Company 401(k) contributions on behalf of Mr. Whiteside.
(7)	Consists of $42 in life insurance premiums paid by the Company, and $12,125 in Company 401(k) contributions on behalf of Mr. Whiteside.
(8)	Consists of $216 in life insurance premiums paid by the Company, $3,088 in Company 401(k) contributions on behalf of Mr. Gesing, and $545,506 in revenue share earned. See Compensation Discussion and Analysis for a discussion of the revenue sharing arrangement.
(9)	Consists of $36 in life insurance premiums paid by the Company, $4,540 in Company 401(k) contributions on behalf of Mr. Gesing, and $468,559.65 in revenue sharing earned. See Compensation Discussion and Analysis for a discussion of the revenue sharing arrangement.
(10)	Consists of $19 in life insurance premiums paid by the Company, $880 in Company 401(k) contributions on behalf of Mr. Gesing, and $423,909 in revenue sharing earned. See Compensation Discussion and Analysis for a discussion of the revenue sharing arrangement.
(11)	Consists of $216 in life insurance premiums paid by the Company and $15,374 in Company 401(k) contributions on behalf of Ms. Chakarun.
(12)	Consists of $216 in life insurance premiums paid by the Company and $7,385 in Company 401(k) contributions on behalf of Mr. Valdes.

2021 Grants of Plan-Based Awards

The following table provides information with respect to grants of plan-based awards to the named executive officers for the year ended December 31, 2021:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of	All Other Option Awards: Underlying Number of Securities	Exercise Price or Base Price of Option	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Exercise(1)	Options (#)(1)	Awards ($/Sh) (2)	Value of Awards ($)(2)
Glenn Sanford	—	—	—	—	—	—	—	—	—	—	—
Jeff Whiteside	October 28, 2021	$0	$0	$0	-0-	-0-	-0-	-0-	44,539	$51.91	$1,500,028
	December 1, 2021	$0	$0	$0	-0-	-0-	-0-	-0-	5,461	$34.51	$121,720
Jason Gesing	November 1, 2021	$0	$0	$0	-0-	-0-	-0-	8	-0-	—	$413
Courtney Chakarun	July 6, 2021	$0	$0	$0	-0-	-0-	-0-	-0-	10,000	$39.01	$263,533
Michael Valdes	April 1, 2021	$0	$0	$0	-0-	-0-	-0-	9	-0-	$0.00	$410
	July 6, 2021	$0	$0	$0	-0-	-0-	-0-	-0-	10,000	$39.01	$263,533
	November 1, 2021	$0	$0	$0	-0-	-0-	-0-	4	-0-	$0.00	$206
	December 1, 2021	$0	$0	$0	-0-	-0-	-0-	11	-0-	—	$404

(1)	Share amounts have been adjusted for the impact of the Stock Split. See Compensation Discussion and Analysis for a discussion of 2021 equity awards. All equity awards were made under the 2015 Equity Incentive Plan.

(2)	The dollar amounts shown represent the grant date fair value of stock awards granted, with the fair value determined at the date of grant in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date. Values have been adjusted for the impact of the Stock Split. See Compensation Discussion and Analysis for a discussion of 2021 equity awards. All equity awards were made under the 2015 Equity Incentive Plan.
(3)	Starting August 2020, Mr. Sanford became eligible for quarterly at-risk cash bonuses equal to the amount by which his revenue share exceeded his salary for such quarter subject to continuous employment. There is no threshold, target or maximum dollar amount applicable to Mr. Sanford’s participation in the revenue share cash bonus plan. See Compensation Discussion and Analysis for a discussion of the revenue sharing arrangement.

Outstanding Equity Awards as of December 31, 2021

Option Awards

The following table provides information regarding the equity awards outstanding as of December 31, 2021 held by each of our named executive officers:

	Option awards(1)
											Equity incentive
				Equity incentive						Equity incentive	plan awards:
				plan awards:				Number	Market	plan awards:	Market or
	Number of	Number of		Number of				of	value of	Number of	payout value
	securities	securities		securities				shares or	shares of	unearned	of unearned
	underlying	underlying		underlying				units of	units of	shares, units	shares, units
	unexercised	unexercised		unexercised		Option	Option	stock that	stock that	or other rights	or other rights
	options (#)	options (#)		unearned		exercise	expiration	have not	have not	have not	have not
Name	exercisable	unexercisable		options (#)		price ($)	date	vested (#)	vested ($)	vested (#)	vested ($)
Glenn Sanford,	1,560,540	0		0		$0.07	9/30/2022	0	$0.00	0	$0.00
CEO and	416,666	0		583,334	(2)	$9.94	7/31/2030	0	$0.00	0	$0.00
Chairman of	472,222	527,778	(3)	0		$9.94	7/31/2030	0	$0.00	0	$0.00
the Board
Jeff Whiteside,	215,000	125,000	(4)	0		$5.83	10/31/2028	0	$0.00	0	$0.00
CFO	66,666	133,334	(5)	0		$20.77	11/01/2030	0	$0.00	0	$0.00
	0	5,461	(6)	0		$34.51	12/01/2031	0	$0.00	0	$0.00
	0	44,539	(6)	0		$51.91	10/28/2031	0	$0.00	0	$0.00
Jason Gesing	250,000	0		0		$0.08	12/31/2022	0	$0.00	0	$0.00
CEO, eXp	57,084	57,084		0		$4.66	10/05/2029	0	$0.00	0	$0.00
Realty	42,916	42,916		0		$4.66	11/05/2029	0	$0.00	0	$0.00
	0	0		0		$0.00	4/30/2023	96	$3,234.24	0	$0.00
	0	0		0		$0.00	10/31/2031	8	$269.52	0	$0.00
Courtney Chakarun,	37,500	125,000	(7)	0		$5.99	6/15/2030	0	$0.00	0	$0.00
Chief	625	9,375	(8)	0		$39.01	7/06/2031	0	$0.00	0	$0.00
Marketing
Officer
Michael Valdes,	22,936	125,000	(9)	0		$4.37	5/05/2030	0	$0.00	0	$0.00
President,	625	9,375	(10)	0		$39.01	7/06/2031	0	$0.00	0	$0.00
eXp Global	0	0		0		$0.00	3/31/2031	9	$303.21	0	$0.00
	0	0		0		$0.00	10/31/2031	4	$134.76	0	$0.00
	0	0		0		$0.00	11/30/2031	11	$370.59	0	$0.00

(1)	Share amounts and exercise prices have been adjusted for the impact of the Stock Split for all periods presented.
(2)	Option award was granted to Mr. Sanford on July 31, 2020 and vests monthly over three years.
(3)	Option award was granted to Mr. Sanford on July 31, 2020 and vests based on continued service and based on revenues--see Compensation Discussion and Analysis.
(4)	Option award vests quarterly over four years.
(5)	Option award vests quarterly over three years.
(6)	Option award vests over an eight-month period of continuous service, with 25% vesting on February 1, 2024, 25% vesting on May 1, 2024, 25% vesting on August 1, 2024, and 25% vesting on November 1, 2024.
(7)	Option award vests quarterly over four years.
(8)	Option award vests quarterly over four years.
(9)	Option award vests quarterly over four years.
(10)	Option award vests quarterly over four years.

2021 Option Exercises and Stock Vested

The following table provides information with respect to the Company stock options exercised by and Company RSU awards vested to the named executive officers for the year ended December 31, 2021:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Glenn Sanford	1,673,460	45,744,333	-	$ -
Jeff Whiteside	60,000	1,738,627	-	$ -
Jason Gesing	353,886	15,332,995	800	$ 32,266
Courtney Chakarun	12,500	585,014	-	$ -
Michael Valdes	39,564	1,281,477	-	$ -

(1)	Share amounts and exercise prices have been adjusted for the impact of the Stock Split for all periods presented.

Potential Payments upon Termination or Change-in-Control

Pursuant to the terms of his offer letter with the Company, Mr. Whiteside is eligible to receive a payment of up to four months of base pay, less applicable withholding, in the event Mr. Whiteside is terminated by the Company without cause, which term is undefined. Mr. Whiteside’s receipt of severance is subject to his execution of a general release in the form prescribed by the Company. Such severance payment would be equal to $166,677, less applicable withholding (as of December 31, 2021).

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plan as of December 31, 2021:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,015,437	$ 8.70	18,852,754
Equity compensation plans not approved by security holders	-	-	-
Total	7,015,437	$ 8.70	18,852,754

(1)	Share amounts and exercise prices have been adjusted for the impact of the Stock Split for all periods presented.

2021 Stock Split

On January 15, 2021, the Company’s Board of Directors approved a two-for-one stock split in the form of a stock dividend to stockholders of record as of January 29, 2021 (the “Stock Split”). The Stock Split was effected on February 12, 2021. All shares, RSUs, stock options, and per share information reported in this Proxy Statement have been retroactively adjusted to reflect the Stock Split.

2013 Stock Option Plan

On September 27, 2013, we adopted a stock option plan. The purpose of the stock option plan was to retain the services of valued key employees, directors, officers and consultants and to encourage such persons with an increased initiative to make contributions to our company. Under the stock option plan, eligible employees, consultants and certain other persons who were not eligible employees were eligible to receive awards of “non–qualified stock options.”

Individuals, who, at the time of the option grant, were employees of our company or any related company (as defined in the stock option plan) and who were subject to tax in the United States were eligible to receive “incentive stock options.” The number of shares of our common stock issuable under the plan was 20,000,000. Although a limited number of awards under the plan remain outstanding, no awards have been granted under the 2013 Stock Option Plan since 2015 and the unissued shares rolled into the 2015 Equity Incentive Plan pursuant to the terms of the 2015 Equity Incentive Plan.

2015 Equity Incentive Plan

On March 12, 2015, we adopted an equity incentive plan which was subsequently amended on August 28, 2017, October 29, 2017, and on October 24, 2019. The purpose of the equity incentive plan is to retain the services of valued key employees, directors, officers and consultants and to encourage commitment and motivate excellent performance. Our employees, consultants and directors are eligible to participate in the 2015 Equity Incentive Plan as determined by the Board. The following equity awards may be granted under the equity incentive plan: “incentive stock options”, “non-qualified stock options,” shares of restricted stock, restricted stock units and other stock-based awards; provided, that “incentive stock options” may be granted only to employees. The number of shares of our common stock issuable under the plan is 62,000,000 and under the 2019 amendment, the aggregate number of shares reserved for issuance under the Plan will automatically increase on December 1 of each year, commencing on December 1, 2019, and ending on (and including) December 1, 2024, in an amount equal to the lesser of (a) three percent (3%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or (b) the number of shares of Common Stock repurchased by the Company pursuant to any issuer repurchase plan then in effect; provided that the Board of Directors may act prior to December 1 of a given year to provide that there will be no share increase for such year or that the increase for such year will be a lesser number of shares than otherwise provided in clause (a) or (b). As of December 31, 2021, there were outstanding awards representing 12,188,759 shares of our common stock with 18,852,754 shares of our common stock available for future issuances under the 2015 Equity Incentive Plan.

On November 14, 2017, we filed a registration statement on Form S-8 to register the sale of 46,547,780 shares  issuable under the 2013 Stock Option Plan and 2015 Equity Incentive Plan.  On March 25, 2020, we filed a registration statement on Form S-8 to register an additional 21,916,436 shares issuable under the 2015 Equity Incentive Plan.

CEO Pay Ratio – 2021

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees except Mr. Sanford, our CEO, to the annual total compensation of Mr. Sanford, calculated in a manner consistent with Item 402(u). For the year ended December 31, 2021:

●	The median of the annual total compensation of all of our employees, excluding our CEO, was $43,110.
●	The annual total compensation of our CEO was $1,898,644.
●	For the fiscal year 2021, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 44 to 1.

The following is our methodology used to identify our median employee for fiscal year 2021:

●	December 31, 2021 was the date used to determine our employee population which includes full-time, part-time and temporary employees. As of that date, our employee population was 1,668 and consisted of individuals working at our parent company and our subsidiaries in the United States, including Puerto Rico, and Canada (1,653 employees), but excluding the Company’s employee population located in France (4 employees) and Mexico (11 employees). SEC rules allow foreign employees to be excluded in a country if those employees account for 5% or less of the total employees (“de-minimis exclusion”). We did not include independent contractors, as permitted by SEC rules.
●	To determine the median employee of our employee population (other than Mr. Sanford), we used a consistently applied compensation measure comparing the cash compensation (total annual compensation and bonuses) paid in 2021 as reflected in our payroll records as of December 31, 2021, plus all stock compensation earned in 2021. Pursuant to the 2015 Equity Incentive Plan, as amended, each regular, full time employee receives an option award equal to 5% of his or her base salary using the Black Scholes valuation methodology, which awards vest on the three-year anniversary of his or her employment. To determine the median employee of our employee population, we do not realize the stock compensation value as a portion of employee compensation until it has vested.
●	Using the employee (other than Mr. Sanford) compensation paid in 2021, we identified a median employee whose pay was within the average band of employee (other than Mr. Sanford) compensation paid in 2021. The median employee identified is a full-time employee, paid hourly. The median employee identified accurately represents a median employee as the Company employs many hourly full-time employees, the median employee’s position is a common employee position, and the median employee earns compensation representative of our median employee compensation.

Once we determined our median compensated employee using these measures, we calculated the employee’s 2021 annual total compensation using the same methodology that is used to calculate our CEO’s annual total compensation in the table entitled “Summary Compensation Table.” There were no general employee compensation changes made due to the actual or projected impacts of COVID-19 and we believe the methodology used to determine our median employee is appropriate in light of COVID-19.

Beneficial Ownership of Common Stock

The following table provides certain information regarding the ownership of our common stock, as of March 31, 2022 by each person known to us to own more than 5% of our outstanding common stock; each of our named executive officers; each of our directors; and all of our executive officers and directors as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by May 30, 2022 (sixty days after March 31, 2022) through the exercise or conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose. Unless otherwise noted below, the address of each person listed on the table is c/o eXp World Holdings, Inc. at 2219 Rimland Drive, Suite 301, Bellingham, WA 98226.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1) (2)		Percentage of Class(3)
	More than 5% stockholders:
Common Stock	Penny Sanford	27,764,043	(4)	18.46%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	9,630,878		6.40%
	Directors and named executive officers:
Common Stock	Glenn Sanford	44,378,888	(4) (5)	29.50%
Common Stock	Eugene Frederick	5,258,025	(4) (6)	3.50%
Common Stock	Jason Gesing	2,477,312	(4) (7)	1.65%
Common Stock	Randall Miles	670,456	(8)	*
Common Stock	Jeff Whiteside	377,650	(9)	*
Common Stock	Dan Cahir	150,706	(10)	*
Common Stock	Darren Jacklin	126,290	(11)	*
Common Stock	Felicia Gentry	4,843	(12)	*
Common Stock	Courtney Chakarun	51,875	(13)	*
Common Stock	Michael Valdes	83,076	(14)	*
Common Stock	All executive officers and directors as a group (13 persons)	53,695,121		35.70%

* - Less than one percent.

(1)	Share amounts have been adjusted for the impact of the Stock Split for all periods presented.
(2)	Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(3)	Percentage of ownership is based on 150,408,568 shares of our common stock issued and outstanding as of March 31, 2022. Common stock subject to options or warrants exercisable within 60 days of March 31, 2022 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(4)	On March 8, 2021, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick (collectively, the “Group Members”) filed a Schedule 13D/A with the SEC (as amended from time-to-time, the “Schedule 13D/A”) indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. By virtue of the relationship described in the Schedule 13D/A, the Group Members may be deemed to constitute a “group” within the meaning of Rule 13d-5 under the Act. As a member of a group, each Group Member may be deemed to share voting and dispositive power with respect to, and therefore beneficially own, the securities of the Company beneficially owned by the Group Members as a whole. As of March 31, 2022, the Group Members are collectively the beneficial owners of 53,695,121 shares of our common stock. Such shares of common stock represent beneficial ownership of 35.87% of outstanding shares of common stock.
(5)	Includes 42,034,338 shares of our common stock and 2,076,874 shares of our common stock exercisable within 60 days of March 31, 2022 and 267,676 shares of our common stock owned by Deborah Biery.
(6)	Includes 5,235,159 shares of our common stock and 95 shares of our common stock exercisable within 60 days of March 31, 2022 and 22,771 shares of our common stock owned by Susan Frederick.
(7)	Includes of 2,177,312 shares of our common stock and stock options to acquire 300,000 shares of our common stock exercisable within 60 days of March 31, 2022.
(8)	Includes 621,380 shares of our common stock and stock options to acquire 49,076 shares of our common stock exercisable within 60 days of March 31, 2022.
(9)	Includes 150 shares of our common stock and stock options to acquire 377,500 shares of our common stock only exercisable within 60 days of March 31, 2022.
(10)	Includes stock options to acquire 150,706 shares of our common stock exercisable within 60 days of March 31, 2022.
(11)	Includes 119,592 shares of our common stock and stock options to acquire 6,698 shares of our common stock exercisable within 60 days of March 31, 2022.
(12)	Includes 2,507 shares of our common stock and stock options to acquire 2,336 shares of our common stock exercisable within 60 days of March 31, 2022.
(13)	Includes stock options to acquire 51,875 shares of our common stock exercisable within 60 days of March 31, 2022.
(14)	Includes 33,265 shares of our common stock and stock options to acquire 49,811 shares of our common stock exercisable within 60 days of March 31, 2022.

Certain Relationships and Related Transactions

The Company’s policy requiring that independent directors approve any related party transaction is not evidenced by writing but has been the Company’s consistent practice, in conformance with Section 144 of Delaware’s General Corporation Law. Each director and executive officer must promptly notify the Chief Executive Officer and the Audit Committee of the Board of any matter that he or she believes may raise doubt regarding his or her ability to act objectively and in the Company’s best interest. In determining whether to approve, ratify, disapprove or reject such related party transaction, the Audit Committee and the Board may take into account, among other factors it deems appropriate, whether such related party transaction is entered into on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances. These policies and procedures are evidenced in writing in the Audit Committee charter and the Company’s Code of Business Conduct and Ethics.

As of fiscal year ended 2021, except for compensation granted our named executive officers as disclosed in “Executive Compensation” and to certain of our directors as disclosed in “Director Compensation”, there were no other Related Party Transactions.

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who owned more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of common stock and other securities of the Company on Forms 3, 4 and 5 with the SEC. Reporting Persons were required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they filed.

Based solely on review of reports received by the Company or written representations from the Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 2021, all Reporting Persons complied with all applicable Section 16(a) filings, except for the following, which were inadvertently omitted due to administrative oversight: (i) Mr. Miles filed a late Form 4 on February 23, 2021 to report the acquisition of non-derivative securities on January 25, 2021 and the exercise of derivative securities on January 25, 2021, a late Form 4 on June 7, 2021 to report the acquisition and sale of non-derivative securities on June 2, 2021 and exercise of derivative securities on June 2, 2021, a late Form 4 on June 21, 2021 to report the acquisition and sale of non-derivative securities on June 16, 2021 and the exercise of derivative securities on June 16, 2021, a late Form 4 on August 6, 2021 to report the acquisition of derivative securities on July 31, 2021, and a late Form 4 filed on September 7, 2021 to report the acquisition of non-derivative securities on September 2, 2021, the sale of non-derivative securities on September 2, 2021, and the acquisition of derivative securities on September 2, 2021; (ii) Mr. Frederick filed a Form 4/A on March 10, 2021 to report corrections to acquired non-derivative securities incorrectly reported on February 3, 2021, and a late Form 4 on April 5, 2021 to report the acquisition of non-derivative securities on March 31, 2021; (iii) Mr. Gesing filed a late Form 4 on March 15, 2021 to report the sale of non-derivative securities on March 10, 2021, a late Form 4 on August 2, 2021 to report the acquisition of non-derivative securities on July 28, 2021 and the acquisition of derivative securities on July 28, 2021, and a late Form 4 on August 24, 2021 to report the acquisition of non-derivative securities on November 30, 2020, the acquisition of non-derivative securities on March 22, 2021, the acquisition of non-derivative securities on April 30, 2021, the acquisition of non-derivative securities on July 31, 2021, the grant of derivative securities on August 31, 2018, the grant of derivative securities on October 31, 2021, the grant of derivative securities on March 31, 2020, the acquisition of derivative securities on November 30, 2020, the acquisition of derivative securities on March 22, 2021, the acquisition of derivative securities on March 22, 2021, the acquisition of derivative securities on April 30, 2021, and the acquisition of derivative securities on July 31, 2021; (iv) Mr. Valdes filed a late Form 4 on March 30, 2021 to report his beneficial ownership as of March 18, 2021, and a late Form 4 on December 1, 2021 to report the acquisition of derivative securities on April 30, 2021; (v) Ms. Chakarun filed a late Form 3 on March 30, 2021 to report her beneficial ownership as of March 18, 2021; (vi) Ms. Sanford filed a late Form 4 on June 2, 2021 to report the sale of non-derivative securities on May 28, 2021, and a late Form 4 on July 2, 2021 to report the exercise of non-derivative securities on November 24, 2020, the gift of non-derivative securities on December 22, 2020, the exercise of non-derivative securities on December 30, 2020, the exercise of non-

derivative securities on January 25, 2021, the exercise of non-derivative securities on February 18, 2021, the exercise of non-derivative securities on March 12, 2021, the exercise of non-derivative securities on June 4, 2021, the exercise of derivative securities on November 24, 2020, the exercise of derivative securities on December 30, 2020, the exercise of derivative securities on January 25, 2021, the exercise of derivative securities on February 18, 2021, the exercise of derivative securities on March 12, 2021, the exercise of derivative securities on March 31, 2021, and the exercise of derivative securities on June 4, 2021, and a Form 4/A on July 6, 2021 to report corrections to sold non-derivative securities incorrectly reported on July 2, 2021; (vii) Mr. Sanford filed a Form 4/A on August 8, 2021 to report corrections to indirect non-derivative beneficial ownership and the indirect acquisition of derivative securities on October 31, 2019, a late Form 4 on August 27, 2021 to report the sale of non-derivative securities on August 24, 2021, a late Form 4 on October 1, 2021 to report the sale of non-derivative securities on September 28, 2021, a late Form 4 on November 26, 2021 to report the sale of non-derivative securities on November 23, 2021, and a late Form 4 on December 17, 2021 to report the acquisition and sale of non-derivative securities on December 14, 2021, and a late Form 4 on January 20, 2021 to report the disposition of non-derivative securities on December 31, 2021; (viii) Ms. Gentry filed a late Form 4 on August 19, 2021 to report the acquisition of non-derivative securities on May 31, 2017 and the acquisition of non-derivative securities on May 31, 2020.

SCAN TO VIEW MATERIALS & VOTE BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O EXP WORLD HOLDINGS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting -Go to https://virtualshareholdermeeting.com/EXPI2022 You may vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions to enter your 16-digit control number. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D66005-P66697 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EXP WORLD HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1.Election of Directors The Board of Directors recommends you vote FOR proposals 2 and 3. Nominees: For Against Abstain For Against Abstain £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ £ 1a. Daniel Cahir 2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2022. 1b. Eugene Frederick 3. Approve, by a non-binding, advisory vote, the 2021 compensation of our named executive officers. 1c. Jason Gesing NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1d. Darren Jacklin 1e. Randall Miles 1f. Glenn Sanford 1g. Monica Weakley Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D66006-P66697 EXP WORLD HOLDINGS, INC. Annual Meeting of Stockholders June 20, 2022 3:00 PM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Glenn Sanford and Jeff Whiteside, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of eXp World Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 p.m., Eastern Time on Monday, June 20, 2022 in person at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819 and virtually at https://virtualshareholdermeeting.com/EXPI2022, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side